EXHIBIT 10.1

CREDIT AGREEMENT

DATED AS OF JUNE 5, 2015

AMONG

KCG AMERICAS LLC,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

BMO HARRIS BANK N.A.,

as Administrative Agent,

AND

BANK OF AMERICA, N.A.

as Syndication Agent

BMO CAPITAL MARKETS AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

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EXHIBIT A-1	—	Notice of Borrowing (Revolving A Loans)
EXHIBIT A-2	—	Notice of Borrowing (Revolving B Loans)

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EXHIBIT B	—	Notice of Continuation/Conversion
EXHIBIT C-1	—	Revolving Note
EXHIBIT C-2	—	Swing Note
EXHIBIT D	—	Compliance Certificate
EXHIBIT E	—	Assignment and Acceptance
EXHIBIT F	—	Commitment Amount Increase Request
EXHIBIT G	—	Certificate re: Eligible NSCC Margin Deposits
SCHEDULE 1	—	Commitments
SCHEDULE 5.1	—	Approved ETFs / Leveraged ETFs
SCHEDULE 6.2	—	Borrower and Subsidiaries
SCHEDULE 6.11	—	Litigation
SCHEDULE 8.7	—	Existing Indebtedness
SCHEDULE 8.8	—	Existing Liens
SCHEDULE 13.11	—	Disqualified Assignees

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CREDIT AGREEMENT

This Credit Agreement is entered into as of June 5, 2015, by and among KCG Americas LLC, a Delaware limited liability company (f/k/a Knight Capital Americas LLC and as successor by merger to Octeg, LLC, and shall be referred to herein as, the “Borrower”), KCG Holdings, Inc., a Delaware corporation (the “Parent”), as Guarantor, the several financial institutions from time to time party to this Agreement, as Lenders, as provided for herein, and BMO HARRIS BANK N.A., as Administrative Agent, as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.	THE CREDIT FACILITIES.

Section 1.1. Commitments; Commitment Increases.

(a) Commitments.

(i) Revolving A Loans. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving A Loan” and collectively for all the Lenders the “Revolving A Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Commitment, subject to any increases or reductions thereof pursuant to the terms hereof, before the Termination Date. The sum of the aggregate principal amount of Revolving A Loans and Revolving A Swing Loans at any time outstanding to the Borrower shall not exceed the Borrowing Base A as then determined and computed, the aggregate principal amount of Customer Loans at any time outstanding to the Borrower shall not exceed the Customer Loan Limit, the aggregate principal amount of Firms Loans at any time outstanding shall not exceed the Firm Loan Limit, and the aggregate principal amount of Non-Customer Loans at any time outstanding shall not exceed the Non-Customer Loan Limit.

(ii) Revolving B Loans. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving B Loan” and collectively for all the Lenders the “Revolving B Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Commitment, subject to any increases or reductions thereof pursuant to the terms hereof, before the Termination Date. The sum of the aggregate principal amount of Revolving B Loans and Revolving B Swing Loans at any time outstanding shall not exceed the Borrowing Base B as then determined and computed.

(iii) All Loans. The aggregate principal amount of Loans outstanding from all Lenders shall not exceed the Commitments, and the outstanding principal amount of Loans (including a Lender’s Percentage of Swing Loans) from any Lender shall not at any time exceed such Lender’s Commitment. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Percentages. As provided in Section 1.4(a) hereof, the Borrower may elect that each Borrowing of Revolving A Loans be either Base Rate Loans or Eurodollar Loans, and the Revolving B Loans shall be Base Rate Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to the terms and conditions hereof.

(b) Increase in Commitments. The Borrower may, on any Business Day prior to the Termination Date and with the Administrative Agent’s prior written consent, increase the aggregate amount of the Commitments by delivering a Commitment Amount Increase Request substantially in the form attached hereto as Exhibit F or in such other form acceptable to the Administrative Agent at least five (5) Business Days (or such lesser period agreed to by the Administrative Agent) prior to the desired effective date of such increase (the “Commitment Amount Increase”) identifying an additional Lender (or additional Commitments for existing Lender(s)) and the amount of its Commitment (or additional amount of its Commitment(s)); provided, however, that (i) any increase of the aggregate amount of the Commitments to an amount in excess of $500,000,000 will require the approval of all Lenders, (ii) any increase of the aggregate amount of the Commitments shall be in an amount not less than $10,000,000, (iii) no Default or Event of Default shall have occurred and be continuing at the time of the request or the effective date of the Commitment Amount Increase, and (iv) all representations and warranties contained in Section 6 hereof shall be true and correct in all material respects at the time of such request and on the effective date of such Commitment Amount Increase. The effective date of the Commitment Amount Increase shall be agreed upon by the Borrower and the Administrative Agent. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall advance Revolving Loans in an amount sufficient such that after giving effect to its advance each Lender shall have outstanding its Percentage of Revolving Loans. It shall be a condition to such effectiveness that (i) if any Eurodollar Loans are outstanding on the date of such effectiveness, such Eurodollar Loans shall be deemed to be prepaid on such date and the Borrower shall pay any amounts owing to the Lenders pursuant to Section 1.10 hereof and (ii) the Borrower shall not have terminated any portion of the Commitments pursuant to Section 1.11(a) hereof. The Borrower agrees to pay any reasonable expenses of the Administrative Agent relating to any Commitment Amount Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Commitment and no Lender’s Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Commitment.

Section 1.2. Applicable Interest Rates.

(a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360-days and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

“Base Rate” means, for any day, the rate per annum equal to the greater of: (a) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, and (b) the LIBOR Quoted Rate for such day. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage, provided that in no event shall the “LIBOR Quoted Rate” be less than 0.00%.

(b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing, provided that in no event shall “LIBOR” be less than 0.00%.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or on any successor or substitute page of such service, or such other service that may be nominated by the ICE Benchmark Administration as the information vendor for the purpose of displaying ICE Benchmark Administration Interest Settlement Rates for U.S. Dollar Deposits (“ICE LIBOR”), or such other commercially available source providing rate quotations of ICE LIBOR as reasonably determined by the Administrative Agent from time to time).

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.3. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than $500,000. Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $500,000. Without the Administrative Agent’s consent, there shall not be more than five (5) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

Section 1.4. Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by: (i) no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) no later than 3:00 p.m. (Chicago time) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.3 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans; provided, that the Borrower may request to convert any Eurodollar Loan into another type of Revolving Loan hereunder prior to the end of its applicable Interest Period so long as the Borrower pays all amounts required by Section 1.10 hereof, or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit A-1 (Notice of Borrowing, Revolving A Loans), Exhibit A-2 (Notice of Borrowing, Revolving B Loans) or Exhibit B (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Upon notice to the Borrower by the Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 9.1(j) or 9.1(k) hereof with respect to any Borrower, without notice), no Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 1.4(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 1.4(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.4(a) and such Borrowing is not prepaid in accordance with Section 1.7(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.

(d) Disbursement of Loans. Not later than 5:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower’s Designated Disbursement Account or as the Borrower and the Administrative Agent may otherwise agree.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 5:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.10 hereof so that the Borrower will have no liability under such Section with respect to such payment. The Administrative Agent may make available to the Borrower the proceeds of the Revolving A Loan prior to the Administrative Agent’s receipt of the Borrowing Base A Collateral being delivered into an Account in connection with such Revolving A Loan so long as such Borrowing Base A Collateral has been identified in a schedule delivered to the Administrative Agent and the Custodian (the “Collateral Schedule”) by the Borrower as being due to be delivered or otherwise become available through DTC, in each case by the close of business on the date such Revolving A Loans was made available to the Borrower. The foregoing shall not limit the Borrower’s obligations to deliver the Borrowing Base A Collateral in accordance with Section 4.1 hereof.

Section 1.5. Swing Loans.

(a) Generally. Subject to the terms and conditions hereof, as part of the Credit, the Swing Line Lender may, in its sole discretion, make loans in U.S. Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. The foregoing notwithstanding, the Swing Line Lender shall not advance a Swing Loan if, after giving effect to such Swing Loan, (i) the sum of the aggregate principal amount of Revolving Loans and Swing Loans at such time outstanding would exceed the Commitments in effect at such time, (ii) the aggregate amount of Revolving A Loans and Revolving A Swing Loans at such time would exceed the Borrowing Base A as then determined and computed, (iii) the aggregate principal amount of Customer Loans at any time outstanding would exceed the Customer Loan Limit, (iv) the aggregate principal amount of Firms Loans at any time outstanding would exceed the Firm Loan Limit, (v) the aggregate principal amount of Non-Customer Loans at any time outstanding would exceed the Non-Customer Loan Limit, or (vi) the aggregate amount of Revolving B Loans and Revolving B Swing Loans at such time would exceed the Borrowing Base B as then determined and computed. The outstanding principal amount of Loans (including a Lender’s Percentage of Swing Loans) from any Lender shall not at any time exceed such Lender’s Commitment. Swing Loans may be availed of from time to time and borrowings thereunder may be repaid and used again during the period ending on the Termination Date. Each Swing Loan shall be in a minimum amount of $100,000 or such greater amount which is an integral multiple of $100,000.

(b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans as from time to time in effect (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c) Requests for Swing Loans. The Borrower shall give the Administrative Agent prior notice (which shall be in the form of the Notice of Borrowing) no later than 3:45 p.m. (Chicago time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and, if applicable, the Interest Period requested therefor. The Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from the Borrower. Subject to the terms and conditions hereof, the proceeds of each Swing Loan extended to the Borrower shall be deposited or otherwise wire transferred to the Borrower’s Designated Disbursement Account or as the Borrower, the Administrative Agent, and the Swing Line Lender may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Lender shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders).

(d) Refunding Loans. In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Borrower and the Administrative Agent, request each Lender to make a Revolving A Loan and/or Revolving B Loan (as applicable) in the form of a Base Rate Loan in an amount equal to such Lender’s Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent for the account of the Swing Line Lender, in immediately available funds, at the Administrative Agent’s office in Chicago, Illinois (or such other location designated by the Administrative Agent), before 12:00 noon (Chicago time) on the Business Day following the day such notice is given. The Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swing Line Lender to repay the outstanding Swing Loans.

(e) Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 1.5(d) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to any Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loan. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender, or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding, or reduction whatsoever.

Section 1.6. Maturity of Loans. Each Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Termination Date.

Section 1.7. Prepayments.

(a) Optional. The Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $500,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $1,000,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.3 and 1.5 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 3:00 p.m. (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.10 hereof.

(b) Mandatory. (i) The Borrower shall, on each date the Commitments are reduced pursuant to Section 1.11 hereof, prepay the Revolving Loans and Swing Loans by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and Swing Loans then outstanding to the amount to which the Commitments have been so reduced.

(ii) If at any time the sum of the unpaid principal balance of the Revolving A Loans then outstanding shall be in excess of the Borrowing Base A as then determined and computed, the Borrower shall, without notice or demand, either (A) deliver additional Collateral no later than 5:00 p.m. (Chicago time) on the date such excess occurred so that Borrowing Base A exceeds the principal balance of the Revolving A Loans or (B) pay to the Administrative Agent (for the account of the Lenders) not later than 10:00 a.m. (Chicago time) the following Business Day the amount of such excess as a mandatory prepayment on such Obligations.

(iii) If at any time the sum of the unpaid principal balance of the Customer Loans then outstanding shall be in excess of the Customer Loan Limit then determined and computed, the Borrower shall, without notice or demand, either (A) deliver additional Customer Securities no later than 5:00 p.m. (Chicago time) on the date such excess occurred so that Customer Loan Limit exceeds the principal balance of the Customer Loans or (B) pay to the Administrative Agent (for the account of the Lenders) not later than 10:00 a.m. (Chicago time) the following Business Day the amount of such excess as a mandatory prepayment on such Customer Obligations.

(iv) If at any time the sum of the unpaid principal balance of the Firm Loans then outstanding shall be in excess of the Firm Loan Limit then determined and computed, the Borrower shall, without notice or demand, either (A) deliver additional Firm Securities no later than 5:00 p.m. (Chicago time) on the date such excess occurred so that the Firm Loan Limit exceeds the principal balance of the Firm Loans or (B) pay to the Administrative Agent (for the account of the Lenders) not later than 10:00 a.m. (Chicago time) the following Business Day the amount of such excess as a mandatory prepayment on such Firm Obligations.

(v) If at any time the sum of the unpaid principal balance of the Non-Customer Loans then outstanding shall be in excess of the Non-Customer Loan Limit then determined and computed, the Borrower shall, without notice or demand, either (A) deliver additional Non-Customer Securities no later than 5:00 p.m. (Chicago time) on the date such excess occurred so that Non-Customer Loan Limit exceeds the principal balance of the Non-Customer Loans or (B) pay to the Administrative Agent (for the account of the Lenders) not later than 10:00 a.m. (Chicago time) the following Business Day the amount of such excess as a mandatory prepayment on such Non-Customer Obligations.

(vi) The Borrower shall, without notice or demand, prepay any Borrowing of Revolving B Loans in full on the earlier to occur of (a) the date upon which the NSCC Margin Deposits funded from the proceeds of such Revolving B Loans are returned to the Borrower, and (b) the date which is five (5) days after the date of such Borrowing of Revolving B Loans.

(vii) If Revolving B Loans have been outstanding for more than 30 days in any 90 day period, the Borrower shall immediately and without notice, prepay all of the then outstanding Revolving B Loans.

(viii) If on any Business Day, the sum of the unpaid principal balance of the Revolving B Loans then outstanding shall be in excess of the Borrowing Base B as then determined and computed, the Borrower shall, without notice or demand, pay to the Administrative Agent (for the account of the Lenders) on such Business Day the amount of such excess as a mandatory prepayment on such Obligations.

(ix) Each prepayment pursuant to Section 1.7(b)(ii), (iii), (iv) or (v) shall be applied first to the Revolving A Swing Loan with any remaining balance to be applied to the Revolving A Loans, and each prepayment pursuant to Section 1.7(b)(vi), 1.7(b)(vii) or Section 1.7(b)(viii) shall be applied first to the Revolving B Swing Loan with any remaining balance to be applied to the Revolving B Loans. Unless the Borrower otherwise directs, (A) prepayments of Loans under Section 1.7(b)(i) shall be applied first to outstanding Revolving B Loans until paid in full and then to Revolving A Loans, and (B) prepayments of Loans under this Section 1.7(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.7(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.10 hereof.

(c) Any amount of Loans paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 1.8. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and other amounts at a rate per annum equal to:

(a) for any Base Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b) for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect; and

(c) for any other amount owing hereunder not covered by clauses (a) and (b) above, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.9. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit C-1 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), or C-2 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Revolving Notes and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the relevant Commitment or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.11) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.11, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 1.10. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan on the date specified in a notice given pursuant to Section 1.4(a) or 1.5 hereof,

(c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive if reasonably determined by such Lender.

Section 1.11. Commitment Terminations.

(a) Optional Credit Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 or integral multiples of $1,000,000 in excess thereof and (ii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Loans then outstanding. Any termination of the Commitments below (i) the Revolving B Sublimit then in effect shall reduce the Revolving B Sublimit by a like amount and (ii) the Swing Line Sublimit then in effect shall reduce the Swing Line Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Commitments.

(b) Any termination of the Commitments pursuant to this Section 1.11 may not be reinstated.

Section 1.12. Substitution of Lenders. In the event (a) the Borrower receives a claim from any Lender for compensation under Section 10.3 or 13.1 hereof, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is then a Defaulting Lender, or (d) a Lender fails to consent to an amendment or waiver requested under Section 13.12 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.10 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 13.11 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).

Section 1.13. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.12 hereof.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.6 hereto shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such

Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swing Line Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 7.1 hereof were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Swing Loans are held by the Lenders pro rata in accordance with their Percentages of the Commitments without giving effect to Section 1.13(a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitments) but only to the extent that (x) the conditions set forth in Section 7.1 hereof are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Loans and interests in Swing Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under law, prepay Swing Loans in an amount equal to the Swing Lender’s Fronting Exposure.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swing Loans to be held pro rata by the Lenders in accordance with their respective Percentages (without giving effect to Section 1.13(a)(iv) hereof), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Loans. So long as any Lender is a Defaulting Lender, the Swing Line Lender shall not fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan.

SECTION 2.	FEES.

Section 2.1. Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

Section 2.2. Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in a fee letter dated April 8, 2015, or as otherwise agreed to in writing between them.

SECTION 3.	PLACE AND APPLICATION OF PAYMENTS.

Section 3.1. Place and Application of Payments. All payments of principal of and interest on the Loans, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent with notice given to the Administrative Agent of such payment by no later than 3:00 p.m. (Chicago time) and actual payment received by the Administrative Agent by no later than 3:30 p.m. (Chicago time), in each case on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender(s) entitled thereto. Any notice sent or payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.7(b) hereof), all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, of any one of them, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 13.14 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of the Swing Loans, both for principal and accrued but unpaid interest;

(c) third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of principal on the Revolving A Loan and Revolving B Loans, to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(e) fifth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower secured by the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(f) finally, to the Borrower or whoever else may be lawfully entitled thereto.

Section 3.2. Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any Obligations owing by the Borrower then due to the extent that the Borrower has been provided at least one (1) Business Day prior notice thereof (together with supporting documentation); provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to charge any of the Borrower’s deposit accounts and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

SECTION 4.	COLLATERAL.

Section 4.1. Collateral. (i) Borrowing Base A Collateral. All of the Borrowing Base A Collateral shall be credited to one or more of the Accounts and shall be pledged to the Administrative Agent for the ratable benefit of the Lenders. No later than the close of business in Chicago, Illinois on the date of each request for a Borrowing of Revolving A Loans, the Borrower shall transfer into one or more of the Accounts Borrowing Base A Collateral having a Market Value such that after giving effect to the requested Borrowing the aggregate principal amount of Revolving A Loans shall not exceed Borrowing Base A as then determined and computed. Promptly after such transfer to one or more Accounts, the Administrative Agent shall obtain a collateral status report (the “Collateral Status Report”) from the Custodian specifying the Market Value of the Borrowing Base A Collateral in such Accounts and calculate the Borrowing Base A. The Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Lenders, a continuing first priority Lien in (a) any and all securities described in the Collateral Status Report from time to time delivered to the Administrative Agent, (b) all securities delivered to one or more of the Accounts pursuant to the terms of this Agreement, and any other securities, financial assets or other investment property delivered, credited or otherwise transferred to the Accounts and any security entitlements with regard to the foregoing, (c) all other securities or Property delivered or deliverable on the sale, exchange, collection, reclassification, conversion, merger or consolidation and other dispositions of or distributions on any of the foregoing, and (d) any and all proceeds thereof (including cash and non-cash proceeds and all income payable on any of the foregoing items (a), (b), (c) or (d) and further including the Cash Proceeds Accounts and amounts credited thereto), to secure the payment of all Obligations of the Borrower to the Lenders and the Administrative Agent (subsections (a), (b), (c) and (d), whether now owned or held or hereafter acquired, are collectively referred to herein as the “Borrowing Base A Collateral”). All of the Collateral shall be at all times subject to the exclusive dominion and control of the Administrative Agent pursuant to the Control Agreement, and the Borrower hereby authorizes the Administrative Agent to file any and all financing statements covering the Borrowing Base A Collateral or any part thereof as the Administrative Agent may require.

The Borrower shall identify in each Notice of Borrowing for Revolving A Loans or Revolving A Swing Loans delivered pursuant to Section 1.4(a) hereof or Section 1.5(c) hereof, in accordance with the Rules, which such securities delivered (including any securities that are listed on a scheduled to be delivered) pursuant hereto are Customer’s Securities, Firm Securities or Non-Customer Securities. The Borrower shall be deemed to warrant to the Administrative Agent and the Lenders with each such delivery of securities that it has full legal power and authority to grant to the Administrative Agent a first security interest in such Customer’s Securities, Firm Securities and Non-Customer Securities. All Customer Loans shall be secured by Customer’s Securities and no Customer’s Securities will be substituted hereunder for Non-Customer Securities or Firm Securities. All Non-Customer Loans shall be secured by Non-Customer’s Securities and no Non-Customer’s Securities will be substituted hereunder for Customer Securities or Firm Securities.

(ii) Borrowing Base B Collateral. The Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Lenders, a continuing first priority Lien in (a) the right to the return from NSCC of NSCC Margin Deposits, (b) the Settlement Account and all cash, securities, financial assets and security entitlements therein, and (c) any and all proceeds thereof (including cash and non-cash proceeds and all income payable on any of the foregoing items (a), (b) or (c)) to secure the payment of all Obligations of the Borrower to the Lenders and the Administrative Agent (subsections (a), (b) and (c), whether now owned or held or hereafter acquired, are collectively referred to herein as the “Borrowing Base B Collateral”).

Section 4.2. Delivery of Collateral; Inspection. The Administrative Agent shall have the right, whether before or after the occurrence of any Default or Event of Default hereunder, to notify the Custodian or any other third party holding any of the Collateral of the pledge thereof hereunder and require delivery thereof to the Administrative Agent and may take such steps with respect to any Collateral to ensure that the Lien of the Administrative Agent is fully perfected and protected in compliance with the UCC and applicable Federal rules and regulations. The Borrower shall permit the Administrative Agent or its representatives to inspect and make copies of the books and records relating to the Collateral of the Borrower, the Custodian, DTC, or any other party holding the Collateral and to conduct an audit or inventory of the Collateral at any time or times either with or without prior notice.

Section 4.3. Payments and Other Proceeds. Unless and until the Administrative Agent otherwise directs the Custodian, all cash proceeds arising out of the sale of Borrowing Base A Collateral provided by the Borrower, except as provided in Section 4.5, shall be held in a separate “deposit account” (within the meaning of Section 9-102(a)(29) of the UCC) maintained at the Custodian in the name of the Borrower containing only cash proceeds arising out of the sale of the Borrowing Base A Collateral (each a “Cash Proceeds Account”); provided, such Cash Proceeds Account shall at all times be subject to the Control Agreement. The Administrative Agent agrees with the Borrower that the Administrative Agent will not give any instructions to the Custodian with respect to any Cash Proceeds Account unless an Event of Default has occurred and is continuing.

Section 4.4. Voting Rights and Income. Unless and until an Event of Default has occurred and is continuing and thereafter until notified to the contrary by the Administrative Agent pursuant to Section 4.8 hereof, (a) the Borrower shall be entitled to exercise all voting and/or consensual powers pertaining to the Borrowing Base A Collateral pledged by the Borrower or any part thereof, for all purposes not inconsistent with the terms of this Agreement or any other document evidencing or otherwise relating to any Obligations; and (b) the Borrower shall be entitled to receive and retain all cash interest and other distributions paid upon or in respect of the Borrowing Base A Collateral.

Section 4.5. Release of Collateral. (a) If the Borrower shall at any time desire the release of any item of Borrowing Base A Collateral (including any Borrowing Base A Collateral consisting of cash), the Borrower shall deliver to the Administrative Agent a written request for such release and on the day the Administrative Agent receives such request (if such request is received prior to 3:00 p.m. (Chicago time) on such day), the Administrative Agent shall instruct the Custodian to release such item of Borrowing Base A Collateral from the relevant Account to an account of the Borrower maintained with DTC or another securities intermediary, provided that (i) no Default or Event of Default shall exist both before and immediately after giving effect to such release, (ii) the aggregate principal amount of all Loans outstanding as of 5:00 p.m. (Chicago time) shall not exceed the Commitments, and (iii) the aggregate principal amount of all Revolving A Loans outstanding as of 5:00 p.m. (Chicago time) shall not exceed the Borrowing Base A as then determined and computed at such time.

(b) Notwithstanding anything contained herein to the contrary, in the event that the Custodian releases the Collateral in accordance with clause (a) above (the “Released Collateral”) but the aggregate principal amount of all Loans exceeds the Commitment at the time of such release, the aggregate principal amount of all Revolving A Loans and Revolving A Swing Loans exceeds the Borrowing Base A, or the aggregate principal amount of all Revolving B Loans and Revolving B Swing Loans would exceed the Borrowing Base B, the Borrower hereby acknowledges and agrees that (i) the Administrative Agent continues to have a security interest in such Released Collateral and every portion or part thereof and in all proceeds thereof, (ii) the Borrower shall hold such Released Collateral and the proceeds thereof in trust for the account of the Administrative Agent separate and apart from all other Property of the Borrower free and clear of all Liens other than the Lien in favor of the Administrative Agent, and (iii) the Borrower shall immediately and without notice or demand return such Released Collateral or the proceeds thereof to the Administrative Agent as a mandatory prepayment of the Loans in the event that the Borrower has failed to comply with clause (a)(ii) above.

(c) The Administrative Agent shall notify the Custodian of each repayment of a Loan by the Borrower and the aggregate outstanding principal amount of all Loans to the Borrower after giving effect to such repayment no later than 3:30 p.m. (Chicago time) on the date of each such repayment.

Section 4.6. Settlement Account. (a) The Borrower hereby agrees that during any period when it may itself make withdrawals, transfers or other dispositions of funds in the Settlement Account it shall do so only (i) to the extent such withdrawal, transfer or other disposition would not result in either (x) the aggregate amount of cash in the Settlement Account (other than with respect to amounts on deposit therein that can fairly be identified by the Borrower as being attributable to the Settlement Bank Obligations) plus an amount equal to 80% of the face amount of any NSCC Margin Deposits that constitute Borrowing Base B Collateral being less than the aggregate principal amount of Revolving B Loans and Revolving B Swing Loans outstanding at such time or (y) the aggregate amount of cash in the Settlement Account (other than with respect to amounts on deposit therein that can fairly be identified by the Borrower as being attributable to the Settlement Bank Obligations) plus an amount equal to 80% of the face amount of any NSCC Margin Deposits that constitute Borrowing Base B Collateral plus the Market Value of all Borrowing Base A Collateral pledged by the Borrower at such time being less than the aggregate principal amount of all Loans made to the Borrower and outstanding at such time or (ii) to make payments on account of the Obligations. On or prior to the Closing Date, the Borrower shall direct NSCC to return any NSCC Margin Deposits to be returned to the Borrower to the Settlement Account. The Borrower shall cause such direction to be in full force and effect at all times until all the Obligations have been fully paid and performed and the Commitments have been terminated.

(b) The Borrower and the Settlement Bank each agree that the Settlement Bank shall comply with instructions given by the Administrative Agent directing disposition of funds in the Settlement Account without further consent by the Borrower. The Administrative Agent agrees with the Borrower that it will not give any instructions to the Settlement Bank with respect to the Settlement Account unless an Event of Default has occurred and is continuing. The Settlement Account shall be at all times subject to the “control” (within the meaning of Sections 9-104 and 9-106 of the UCC) of the Administrative Agent (for the ratable benefit of the Lenders) and held by the Settlement Bank as the depositary bank. The Settlement Account shall be deemed to be a “deposit account” (within the meaning of Section 9-102(a)(29) of the UCC).

Section 4.7. Further Acts. The Borrower will faithfully preserve and protect the Administrative Agent’s security interest in the Collateral and the proceeds thereof and will do all such acts and things and execute and deliver all such documents and instruments, including without limitation further pledges, assignments, financing statements and continuation statements, as the Administrative Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, protect and perfect such security interest. The Borrower assumes full responsibility for taking any and all necessary steps to preserve rights with respect to the Collateral against prior parties. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral held by the Administrative Agent pursuant hereto if the Administrative Agent takes such action for that purpose as the Borrower shall request in writing, provided that such requested action will not, in the reasonable judgment of the Administrative Agent, impair the Administrative Agent’s first priority Lien in the Collateral or the proceeds thereof or its rights in, or the value of, the Collateral or such proceeds, and provided further that such written request is received by the Administrative Agent in sufficient time to permit the Administrative Agent to take the requested action.

Section 4.8. Remedies on Default. Upon the occurrence and during the continuation of any Event of Default hereunder, the Administrative Agent shall have and shall exercise such rights and remedies with respect to the Collateral or any part thereof and the proceeds thereof as are provided by the UCC and such other rights and remedies with respect thereto which it may have at law or in equity or under this Agreement, including without limitation, to the extent not inconsistent with the provisions of the UCC or other applicable law, the right to (a) transfer into the Administrative Agent’s name or into the name of its nominee or nominees or into an account at DTC or at the Administrative Agent in the name of, and for the benefit of, the Administrative Agent all or any portion of such Collateral and thereafter receive, for the benefit of the Lenders, all cash payments made thereon, vote the same, give all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it was the outright owner thereof, and (b) sell all or any portion of such Collateral at any broker’s board or at public or private sale, without prior notice to the Borrower or any other person, except as otherwise required by law (and if notice is required by law, after five days’ prior written notice), at such place or places and at such time or times and in such manner and for such consideration as the Administrative Agent may determine, and remit all amounts realized from such Collateral to the Administrative Agent for application to the repayment of the Obligations, whether on account of principal, interest, fees, charges, advances or expenses or otherwise as the Administrative Agent in its sole discretion may elect, and then to pay the balance, if any, to the Borrower or as otherwise required by law; and if such proceeds are insufficient to pay the Obligations in full, the Borrower shall be liable for the deficiency.

Section 4.9. Collateral Status Reports; Rights of Administrative Agent With Respect to Calculations.

(a) Collateral Status Reports. The Administrative Agent shall have received a Collateral Status Report from the Custodian not later than 4:00 p.m. (Chicago time) on each Business Day that a Revolving A Loan is outstanding showing the calculation of the Borrowing Base A on such Business Day; provided, that the Custodian’s failure to deliver such Collateral Status Report by such time shall not constitute a breach of this Agreement by the Administrative Agent. The Administrative Agent shall provide any Lender or the Borrower a copy of such Collateral Status Report upon request from such Lender or the Borrower.

(b) Rights of Administrative Agent with Respect to Determining and Computing the Borrowing Base A. In determining and computing the Borrowing Base A, the Administrative Agent (i) shall rely on the information provided by the Custodian and shall be entitled to rely on any other information delivered to the Administrative Agent with respect to the Collateral, (ii) shall give effect to any increase or substitution in the Borrowing Base A as a result of the transfer by the Borrower of additional and other Borrowing Base A Collateral reflected in the Collateral Status Report absent manifest error, (iii) shall not give effect to any decrease in any Borrowing Base as a result of a request by the Borrower for release of Borrowing Base A Collateral unless and until the Administrative Agent has instructed the Custodian to release Borrowing Base A Collateral in accordance with Section 4.5 hereof, and (iv) shall be entitled to rely on the information provided by the Lenders or the Borrower pursuant to the other provisions hereof.

(c) Limitation on Liability. In no event shall the Administrative Agent be liable to the Borrower, any Lender or any other Person for the accuracy of the value of any item of Collateral, for any determinations regarding the eligibility of any securities for inclusion in the Collateral or for determinations regarding the amount of any Obligation, except in the case of its gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. In furtherance of the foregoing, the parties hereto acknowledge and agree that the obligations of the Administrative Agent hereunder, including without limitation to make determinations of any Borrowing Base and to provide reports and notices hereunder, are based upon information provided to the Administrative Agent as set forth herein. In no event shall the Administrative Agent have any duty or obligation to independently verify the information so provided to it (or the accuracy or completeness thereof).

Section 4.10. Waiver of Lenders’ Rights Against Collateral. The Administrative Agent hereby acknowledges and agrees, solely for the benefit of the Lenders, that any right it may now have or hereafter acquire against any item of Collateral (prior to its release pursuant to Section 4.5 hereof) by way of right of set-off, banker’s lien, by enforcement of any rights under any security agreement or otherwise, shall be used solely to satisfy outstanding Obligations in the manner provided for herein (including Section 3.1 hereof and the provisions regarding sharing of payments in Section 13.6 hereof) until all Obligations have been repaid in full and the Commitment has been terminated or expired.

Section 4.11. Agreement Regarding Customer’s Securities; Firm Securities and Non-Customer Securities. To ensure that the Borrower is in compliance with the Rules, the Borrower and the Administrative Agent hereby agree that, notwithstanding anything to the contrary contained herein or in any other Loan Document:

(a) None of the Customer Obligations shall be secured by or be any charge against any Non-Customer Securities. None of the Non-Customer Obligations shall be secured by or be any charge against any Customer Securities.

(b) None of the Customer Obligations shall be secured by or be any charge against securities other than Customer’s Securities and Firm Securities unless (i) the Administrative Agent agrees such Customer’s Securities as it is informed by the Borrower, pursuant to and in compliance with the Rules, are securities for account of one or more of the Borrower’s customers, will be segregated by the Administrative Agent from any other securities (and the Administrative Agent hereby agrees to make such segregation), and (ii) only Customer’s Securities are identified by the Administrative Agent as substitutes for other Customer’s Securities.

(c) None of the Non-Customer Obligations shall be secured by or be any charge against securities other than Non-Customer’s Securities and Firm Securities unless (i) the Administrative Agent agrees such Non-Customer’s Securities as it is informed by the Borrower, pursuant to and in compliance with the Rules, are securities for account of one or more of the Borrower customers, will be segregated by the Administrative Agent from any other securities (and the Administrative Agent hereby agrees to make such segregation), and (ii) only Non-Customer’s Securities are identified by the Administrative Agent as substitutes for other Non-Customer’s Securities.

(d) In consequence of (a) above, (i) all Customer’s Securities shall be security for any and all Customer Obligations, provided, however, that any part of such Customer Obligations secured by Customer’s Securities may be treated as a separate Customer Loan if, and only if, upon the creation of such part the Administrative Agent approves a notation in the Notice of Borrowing to the effect that such part is to be treated as a separate Customer Loan and that the Customer’s Securities specifically pledged therefor are carried for the account of a single customer of the Borrower whereupon (without prejudice to the rights of the Administrative Agent in connection with any other Customer’s Securities) the Customer’s Securities specifically pledged therefor shall be held separate and apart from all other Customer’s Securities and shall not be security for any other part of such Customer Obligations, and (ii) all Non-Customer’s Securities shall be security for any and all Non-Customer Obligations, provided, however, that any part of such Non-Customer Obligations secured by Non-Customer Securities may be treated as a separate Non-Customer Loan if, and only if, upon the creation of such part the Administrative Agent approves a notation in the Notice of Borrowing to the effect that such part is to be treated as a separate Non-Customer Loan and that the Non-Customer Securities specifically pledged therefor are carried for the account of a single customer of the Borrower whereupon (without prejudice to the rights of the Administrative Agent in connection with any other Non-Customer Securities) the Non-Customer Securities specifically pledged therefor shall be held separate and apart from all other Non-Customer Securities and shall not be security for any other part of such Non-Customer Obligations.

(e) No rehypothecation, assignment or other transfer of any Customer’s Securities or Non-Customer Securities or any interest therein shall be made by the Administrative Agent except subject to the limitations and restrictions contained herein.

(f) For the purposes of this Agreement, and in addition, wherever used herein or any other Loan Document, (i) the term “Customer’s Securities” shall be deemed to mean securities (A) which, according to a Notice of Borrowing received by the Administrative Agent from the Borrower pursuant to and in compliance with the Rules, are securities for the account of one or more of its customers, or (B) which are securities carried for one or more of the Borrower’s customers and hypothecated to secure a Customer Loan made and to be repaid on the same calendar day, and (ii) a Customer Loan shall be deemed to be a “Loan against Customer’s Securities” if only Customer’s Securities are identified by the Administrative Agent as security used for the purpose of obtaining or increasing such Customer Loan.

SECTION 5.	DEFINITIONS; INTERPRETATION.

Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

“Account(s)” means one or more pledged accounts maintained by the Custodian with the DTC that is subject to a Control Agreement in favor of the Administrative Agent.

“Act” is defined in Section 13.22 hereof.

“Adjusted LIBOR” is defined in Section 1.2(b) hereof.

“Administrative Agent” means BMO Harris Bank N.A., in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 11.7 hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” is defined in Section 1.12 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Allowable Receivables” means, as of any date the same is to be determined, liquid receivables of the Borrower from clearing organizations, clearing firms and broker-dealers.

“Applicable Margin” means, a rate per annum equal to:

(i) 1.50% with respect to Revolving A Loans, whether such Revolving A Loans are Base Rate Loans or Eurodollar Loans;

(ii) 2.50% with respect to Revolving B Loans;

(iv) 1.50% with respect to Revolving A Swing Loans;

(v) 2.50% with respect to Revolving B Swing Loans; and

(vi) 0.40% with respect to the commitment fee set forth in Section 2.1 hereof.

“Approved ETFs” means those exchange traded funds listed on Schedule 5.1 attached hereto (other than exchange traded funds that are Leveraged ETFs) and any other exchange traded funds designated by the Borrower in writing certifying that each such fund (i) satisfies the definition of Eligible ETFs, (ii) has at least twenty-five (25) underlying assets or such lesser amount as may be agreed to in writing by Required Lenders; provided, that the minimum set forth in this clause (ii) shall not apply to investment funds that primarily hold Government Securities, (iii) has a three month daily average trading volume of not less than 3,000,000 or such lesser frequency as may be agreed to in writing by the Required Lenders and (iv) is not a Leveraged ETF.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.11 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Base Rate” is defined in Section 1.2(a) hereof.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.2(a) hereof.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrower Subsidiary” means a Subsidiary of the Borrower.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.4 hereof. Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 1.5 hereof.

“Borrowing Base” means either or both of Borrowing Base A and Borrowing Base B, as applicable.

“Borrowing Base A” means, as of any time it is to be determined, the sum of:

(a) 95% of the Market Value of Eligible Securities consisting of Cash Equivalents and Government Securities; plus

(b) 80% of the Market Value of Eligible Securities consisting of Corporate Bonds and Mortgage Backed Securities; plus

(c) 80% of the Market Value of Eligible Securities consisting of stocks where each such stock has a minimum Market Value of $5.00; plus

(d) 80% of the Market Value of Eligible ETFs where each such Eligible ETF (i) is not a Leveraged ETF and (ii) has a minimum Market Value of $5.00;

(e) 65% of the Market Value of Eligible ETFs where each such Eligible ETF (i) is a Leveraged ETF that has a ratio of assets to equity of less than or equal to 2.0 to 1.0 (or the effective equivalent of such leverage restriction using derivative instruments), and (ii) has a minimum Market Value of $5.00; plus

(f) 50% of the Market Value of Eligible ETFs where each such Eligible ETF is (i) a Leveraged ETF that has a ratio of assets to equity of less than or equal to 3.0 to 1.0 but greater than 2.0 to 1.0 (or the effective equivalent of such leverage restriction using derivative instruments), and (ii) has a minimum Market Value of $5.00; plus

(g) 50% of the Market Value of Eligible Securities consisting of stocks where each such stock has a Market Value less than $5.00; plus

(h) 50% of the Market Value of Eligible ETFs where each such Eligible ETF is (i) not a Leveraged ETF, and (ii) has a Market Value less than $5.00; plus

(i) 35% of the Market Value of Eligible ETFs where each such Eligible ETF is (i) a Leveraged ETF that has a ratio of assets to equity of less than or equal to 2.0 to 1.0 (or the effective equivalent of such leverage restriction using derivative instruments), and (ii) has a Market Value less than $5.00; plus

(j) 20% of the Market Value of Eligible ETFs where each such Eligible ETF is (i) a Leveraged ETF that has a ratio of assets to equity of less than or equal to 3.0 to 1.0 but greater than 2.0 to 1.0 (or the effective equivalent of such leverage restriction using derivative instruments), and (ii) has a Market Value less than $5.00.

The foregoing notwithstanding, the aggregate amounts set forth in clauses (g), (h), (i) and (j) above after giving effect to applicable advance rates shall not exceed $100,000,000.

“Borrowing Base B” means, as of any time it is to be determined, the lesser of (a) the Revolving B Sublimit and (b) an amount equal to 80% of the excess, if any, of the Eligible NSCC Margin Deposits of the Borrower at such time over the Eligible NSCC Margin Deposits of the Borrower in effect as at the close of business on the day in the prior calendar month (or if the certificate for such prior calendar month with respect to the Borrower’s Eligible NSCC Margin Deposit has not been delivered pursuant to Section 8.5 hereof, the preceding calendar month) that was the day having the 10th lowest Eligible NSCC Margin Deposits of the Borrower during such calendar month; provided, that in no event shall at any time the Borrowing Base B exceed the amount of the Eligible NSCC Margin Deposits of the Borrower at such time.

“Borrowing Base A Collateral” is defined in Section 4.1(a) hereof.

“Borrowing Base B Collateral” is defined in Section 4.1(b) hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois or New York, New York and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; (e) any investment fund registered with the SEC that is regulated as a “money market fund” as defined in Rule 2a-7 under the Investment Company Act of 1940, as amended; and (f) any offshore money market fund or similar investment vehicle rated “MR1+” by Moody’s or “AAA” by S&P.

“Cash Proceeds Account” has the meaning set forth in Section 4.3 hereof.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), excluding the Permitted Holders, at any time of beneficial ownership of 35% or more of the outstanding capital stock or other equity interests of the Parent on a fully-diluted basis, or (b) the Parent ceases to own directly or indirectly, legally and beneficially, 100% of the equity interests of the Borrower.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means collectively, Borrowing Base A Collateral and Borrowing Base B Collateral.

“Collateral Schedule” is defined in Section 1.4(e) hereof.

“Collateral Status Report” is defined in Section 4.1(i) hereof.

“Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Commitments of the Lenders aggregate $355,000,000 on the date hereof.

“Commitment Amount Increase” is defined in Section 1.1(b) hereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Control Agreement” means (i) with respect to the Cash Proceeds Account maintained with the Custodian and the Accounts, one or more collateral account control agreements entered into among the Borrower, the Custodian and the Administrative Agent, and (ii) with respect to the Settlement Account to the extent that the Administrative Agent is not acting as the Settlement Bank, a deposit account control agreement among the Borrower, the Administrative Agent and the depositary bank where the Settlement Account is maintained, in each case in form and substance reasonably acceptable to the Administrative Agent.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Corporate Bond” means an Eligible Security consisting of a bond issued by a corporation, partnership or limited liability company with a maturity date not less than one year from the date of issuance.

“Credit” means the credit facility for making Revolving Loans and Swing Loans described in Sections 1.1 and 1.5 hereof.

“Credit Event” means the advancing (but not the continuation or conversion) of any Loan.

“Custodian” means The Bank of New York Mellon, and its successors and assigns.

“Customer Loan” means any Revolving A Loan or Revolving A Swing Loan which has been designated by the Borrower in the Notice of Borrowing as a “Customer Loan”.

“Customer Loan Limit” means the Borrowing Base A as determined and computed with Customer Securities only.

“Customer Loan Obligations” means all Obligations of the Borrower with respect to Customer Loans.

“Customer Securities” means, at any time, Eligible Securities and Eligible ETFs that are pledged at such time to the Administrative Agent for the benefit of the Lenders to secure Customer Loan Obligations.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 1.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 1.13(b)) upon delivery of written notice of such determination to the Borrower, the Swing Line Lender and each Lender.

“Designated Disbursement Account” means the account of the Borrower maintained with the Administrative Agent or its Affiliate and designated in writing to the Administrative Agent as the Borrower’s Designated Disbursement Account (or such other account as the Borrower and the Administrative Agent may otherwise agree).

“Designated Examining Authority” means (i) Financial Industry Regulatory Authority, Inc. with respect to the Borrower’s securities and Chicago Mercantile Exchange Inc. with respect to the Borrower’s futures, or (ii) in each case, any other exchange that has been designated as the Borrower’s securities designated examining authority, as defined in Rule 15c3-1(c)(12) of the SEC.

“Designated Self-Regulatory Organization” shall have the meaning assigned to such term in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended.

“Disqualified Assignee” means those Persons listed on Schedule 13.11 hereof, as such Schedule may be supplemented from time to time by the Borrower with Persons acceptable to the Administrative Agent; provided, that no commercial bank or any Affiliate thereof shall be designated as a Disqualified Assignee.

“DTC” means The Depository Trust Company and its successors and assigns.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent, the Borrower, any Affiliate of the Parent, the Borrower or the Parent Subsidiary, or a Disqualified Assignee.

“Eligible ETF” means an investment fund that satisfies each of the following requirements:

(a) it is traded on an Exchange and is not subject to any restriction on transfer (including without limitation Rule 144 and Rule 144A promulgated by the SEC);

(b) it has a minimum Market Value of $1.50;

(c) it is legally available to be pledged or hypothecated by the Borrower to the Administrative Agent pursuant to this Agreement;

(d) it is subject to a perfected first priority Lien in favor of the Administrative Agent and is free of all other Liens, adverse claims and other encumbrances of every type or nature whatsoever, including without limitation any of the foregoing in favor of any brokers;

(e) it is held in the Account;

(f) such investment fund (i) is not the subject of any bankruptcy, arrangement, receivership, conservatorship, reorganization proceeding or other proceeding for relief of debtors, (ii) is not insolvent, and (iii) has not admitted its inability to pay its debts generally;

(g) it is owned by the Borrower;

(h) with respect to a Leveraged ETF, it does not have a ratio of assets to equity in excess of 3.0 to 1.0 (or the effective equivalent of such leverage restriction using derivative instruments);

(i) it is not an option, warrant, put, call, strip, repurchase agreement, reverse repurchase agreement or similar security;

(j) it is a security the Market Value of which is readily available to the Custodian;

(k) it would not cause the Market Value of such investment fund to exceed 20% of the Market Value of all Collateral (or, with respect to any Approved ETF, 50% of the Market Value of all Collateral); provided, that only the excess Market Value shall be excluded for purposes of determining the Borrowing Base A;

(l) the Market Value of securities held in such investment fund that are issued by the Lenders, the Administrative Agent and their Affiliates does not exceed 20% of the Market Value of such investment fund; and

(m) it is not otherwise deemed to be ineligible in the reasonable judgment of the Administrative Agent as a result of a material change in circumstances occurring after the date of this Agreement and specified by the Administrative Agent (it being acknowledged and agreed that, following such a material change in circumstances, and upon five (5) Business Days’ prior written notice any such security or categories thereof may be deemed ineligible by the Administrative Agent acting in its reasonable judgment).

“Eligible NSCC Margin Deposits” means those NSCC Margin Deposits of the Borrower, other than any such deposits relating to individual transactions that are outstanding for more than five (5) Business Days and excluding such portions of NSCC Margin Deposits that (a) relate to losses incurred by the Borrower for its own account or the account of any of its Affiliates and (b) as reasonably determined by the Borrower, acting in good faith, are subject to any counterclaim, deduction, defense, setoff or similar rights by NSCC or DTC other than to the extent constituting or arising out of the underlying obligation for which such deposit was delivered (but only to the extent of any such counterclaim, deduction, defense, setoff or similar rights); provided, however, that the Market Value of Eligible NSCC Margin Deposits shall not at any time exceed the NSCC Deposit Requirements applicable to the Borrower at such time.

“Eligible Security” means a security that satisfies each of the following requirements:

(a) it is traded on an Exchange and is not subject to any restriction on transfer (including without limitation Rule 144 and Rule 144A promulgated by the SEC);

(b) it is legally available to be pledged or hypothecated by the Borrower to the Administrative Agent pursuant to this Agreement;

(c) it is subject to a perfected first priority Lien in favor of the Administrative Agent and is free of all other Liens, adverse claims and other encumbrances of every type or nature whatsoever, including without limitation any of the foregoing in favor of any brokers;

(d) it is held in the Account;

(e) the issuer of such security has not defaulted in the payment when due of any principal of or interest on any debt securities issued by it or loans or other extensions of credit made to it;

(f) the issuer of such security (i) is not the subject of any bankruptcy, arrangement, receivership, conservatorship, reorganization proceeding or other proceeding for relief of debtors, (ii) is not insolvent, and (iii) has not admitted its inability to pay its debts generally;

(g) it is owned by the Borrower;

(h) if such security is a callable or convertible security it has not matured or been called prior to its stated maturity date;

(i) it is not an option, warrant, put, call, strip, repurchase agreement, reverse repurchase agreement, mutual fund share or interest, derivative or similar security;

(j) it is a security the Market Value of which is readily available to the Custodian;

(k) (i) with respect to a security consisting of stock, such security has a minimum Market Value of $1.50; or (ii) with respect to a security consisting of a Corporate Bond, Government Security or Mortgage Backed Security, such Corporate Bond, Government Security or Mortgage Backed Security is Investment Grade;

(l) it would not cause the Market Value of such security (other than Government Securities) issued by any one issuer and its Affiliates to exceed 20% of the Market Value of all Collateral; provided, that only the excess Market Value shall be excluded for purposes of determining the Borrowing Base A;

(m) the issuer of such security is not an Affiliate of the Administrative Agent or Lender; and

(n) it is not otherwise deemed to be ineligible in the reasonable judgment of the Administrative Agent as a result of a material change in circumstances occurring after the date of this Agreement and specified by the Administrative Agent (it being acknowledged and agreed that, following such a material change in circumstances and upon five (5) Business Days’ prior written notice any such security or categories thereof may be deemed ineligible by the Administrative Agent acting in its reasonable judgment).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.2(b) hereof.

“Eurodollar Reserve Percentage” is defined in Section 1.2(b) hereof.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Excess Interest” is defined in Section 13.17 hereof.

“Excess Net Capital” means, as of any date the same is to be determined, the Borrower’s Excess Net Capital as shown on line 3910 of the Borrower’s most recent FOCUS Part 2 report.

“Exchange” means a nationally recognized securities exchange located in the United States of America or on a recognized over-the-counter market located in the United States of America.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Taxes that are Other Connection Taxes, (c) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 1.12 hereof) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.1 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) Taxes attributable to such Recipient’s failure to comply with Section 13.1(g) hereof, and (e) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (i) of clause (a) of the definition of Base Rate appearing in Section 1.2(a) hereof.

“Firm Loan” means any Revolving A Loan or Revolving A Swing Loan which has been designated by the Borrower in the Notice of Borrowing as a “Firm Loan”.

“Firm Loan Limit” means the Borrowing Base A as determined and computed with Firm Securities only.

“Firm Obligations” means all Obligations of the Borrower with respect to Firm Loans to the Borrower.

“Firm Securities” means, at any time, Eligible Securities and Eligible ETFs that are pledged at such time to the Administrative Agent for the benefit of the Lenders to secure Obligations with respect to Firm Loans.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Percentage of outstanding Swing Loans made by the Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Security” means an Eligible Security that is a direct obligation of the United States of America or of any agency or instrumentality thereof whose obligations constitute the full faith and credit obligations of the United States of America. The foregoing notwithstanding, Mortgage Backed Securities shall not be deemed a Government Security for purposes of this Agreement.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means the Parent and, to the extent a Subsidiary of the Borrower delivers to the Administrative Agent a Guarantee of the Obligations in form and substance satisfactory to the Administrative Agent, such Subsidiary.

“Guaranty Agreements” means and includes the Guarantee of the Guarantors provided for in Section 12, and any other guaranty agreement executed and delivered in order to guarantee the Obligations or any part thereof in form and substance acceptable to the Administrative Agent.

“Immaterial Subsidiary” means, as of any date of determination, a Parent Subsidiary (other than the Borrower and the Borrower Subsidiaries) (a) that individually accounts for five percent (5%) or less of the Parent’s Tangible Net Worth at such time of determination and (b) that, collectively with all other Parent Subsidiaries constituting “Immaterial Subsidiaries” pursuant to clause (a) of this definition, accounts for ten percent (10%) or less of the Parent’s Tangible Net Worth at such time of determination.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, and (f) all net obligations of such Person under any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement; provided, that the sale of Swap Contracts, options or futures by such Person, and any related short position, shall not be deemed Indebtedness for purposes hereof.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” is defined in Section 13.14 hereof.

“Information” is defined in Section 13.23 hereof.

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period, (b) with respect to any Base Rate Loan, the last day of every calendar month and on the maturity date.

“Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans is advanced, continued, or created by conversion and ending 1, 2 or 3 months thereafter, provided, however, that:

(i) no Interest Period shall extend beyond the final maturity date of the relevant Loans;

(ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Investment Grade” means a security having a long-term rating of BBB- or better by S&P and Baa3 or better by Moody’s; provided that (a) if more than one long-term rating applies to such security, then the lowest rating shall apply, (b) if only one long-term rating is available from either Moody’s or S&P, then such rating shall apply, and (c) if the long-term rating established by either Moody’s or S&P shall be changed, such change be effective as of the date on which it is first announced by either Moody’s or S&P. The Borrower and the Lenders agree to undertake negotiations the foregoing definition in good faith in the event that either Moody’s or S&P changes its long-term rating systems in any material respect or if either Moody’s or S&P ceases to be in the business of providing long-term ratings.

“KCA Amended LLC Agreement” shall mean the Fifth Amended and Restated Limited Liability Company Agreement of the Borrower (f/k/a Knight Execution & Clearing Services LLC).

“KCA Preferred Units” shall mean the “Series A Preferred Units” issued, or to be issued, pursuant to and in accordance with the KCA Amended LLC Agreement.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, or local.

“Lenders” means and includes BMO Harris Bank N.A. and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.11 hereof and, unless the context otherwise requires, the Swing Line Lender.

“Lending Office” is defined in Section 10.4 hereof.

“Leveraged ETF” means exchange traded funds listed on Schedule 5.1 attached hereto and identified as a Leverage ETF, and any other exchange traded fund designated by the Borrower in writing certifying that such fund incurs indebtedness for borrowed money to amplify returns of its underlying investments as part of its primary investment strategy.

“LIBOR” is defined in Section 1.2(b) hereof.

“LIBOR01 Page” is defined in Section 1.2(b) hereof.

“LIBOR Index Rate” is defined in Section 1.2(b) hereof.

“LIBOR Quoted Rate” is defined in Section 1.2(a) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Liquidity Ratio” means, at any time the same is to be determined, the ratio of (a)(i) the sum of the value of unencumbered marketable securities (determined after taking into account prudent and customary financing haircuts as reasonably determined by the Borrower), plus (ii) unencumbered cash held by the Borrower, plus (iii) NSCC Margin Deposits (solely to the extent of the lesser of (x) the amount, if any, by which the Borrowing Base B at such time exceeds the aggregate outstanding amount of Revolving B Loans and (y) an amount equal to the Revolving B Sublimit minus the aggregate outstanding amount of Revolving B Loans) to (b) the aggregate outstanding principal amount of unsecured Indebtedness of the Borrower (other than intercompany Indebtedness that is subordinated to the Obligations) at such time.

“Loan” means any Revolving Loan or Swing Loan whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Control Agreement, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Loan Party” means each of the Borrower and each of the Guarantors.

“Market Value” means, for each unit of a security of any class at a particular time, the closing price for such security for the immediately preceding Business Day reported by the Custodian, but excluding accrued and unpaid interest on interest-bearing securities from such determination.

“Material Adverse Effect” (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or financial condition of the Borrower or of the Parent and the Parent Subsidiaries taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document, or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or the rights and remedies of the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Borrower and the Parent and its Parent Subsidiaries in an aggregate principal amount exceeding the applicable Threshold Amount. For purposes of determining Material Indebtedness, the “obligations” of the Parent, the Borrower or any Parent Subsidiary in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting arrangements) that the Parent, the Borrower or such Parent Subsidiary would be required to pay if such Swap Contract were terminated at such time.

“Material Plan” is defined in Section 9.1(h) hereof.

“Maximum Rate” is defined in Section 13.17 hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Backed Security” means a mortgage backed security that is issued by an agency sponsored or owned by the United States of America.

“Non-Customer Loan” means any Revolving A Loan or Revolving A Swing Loan which has been designated by the Borrower in the Notice of Borrowing as a “Non-Customer Loan”.

“Non-Customer Obligations” means all Obligations of the Borrower with respect to Non-Customer Loans.

“Non-Customer Loan Limit” means the Borrowing Base A as determined and computed with Non-Customer Securities only.

“Non-Customer Securities” means, at any time, Eligible Securities and Eligible ETFs that are pledged at such time to the Administrative Agent for the benefit of the Lenders to secure Non-Customer Obligations.

“Notice of Borrowing” means, with respect to Revolving A Loans and Revolving A Swing Loans, the Notice of Borrowing attached hereto as A-1, and with respect to Revolving B Loans and Revolving B Swing Loans, the Notice of Borrowing Attached hereto as A-2.

“NSCC” means the National Securities Clearing Corporation.

“NSCC Deposit Requirements” means cash collateral requirements established by NSCC in connection with securities clearing services provided by NSCC, as such requirements may be amended, supplemented or otherwise modified from time to time.

“NSCC Margin Deposits” means deposits made by the Borrower with NSCC in connection with securities clearing services provided to it by NSCC.

“Note” and “Notes” each is defined in Section 1.9 hereof.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 8.13(b) hereof.

“OFAC Sanctions Programs” means all applicable laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 1.12 hereof).

“Parent” is defined in the introductory paragraph hereof.

“Parent Senior Secured Notes Indenture” means the Indenture, dated as of March 13, 2015, by and among Parent, as issuer, the guarantors party thereto and The Bank of New York Mellon, as trustee and collateral agent, as the same may be refinanced, amended, modified, restated or supplemented from time to time.

“Parent Subsidiary” means a Subsidiary of the Parent and shall include the Borrower Subsidiaries.

“Participant Register” is defined in Section 13.10 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, for each Lender, the percentage of the Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of all Loans then outstanding.

“Permitted Holders” means the collective reference to General Atlantic LLC and its majority owned and Affiliates.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Register” is defined in Section 13.11(b) hereof.

“Released Collateral” is defined in Section 4.5(b) hereof.

“Repo Agreement” shall mean any of the following: repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell backs agreements, securities lending and borrowing agreements and any other agreement or transaction similar to those referred to above in this definition.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and Unused Commitments constitute more than 50% of the sum of the total outstanding Loans and Unused Commitments of the Lenders; provided that, in no event shall Required Lenders include fewer than two (2) Lenders at any one time that there are at least (2) Lenders who each hold at least 25% of the sum of the total outstanding Loans and Unused Commitments.

“Revolving A Loan” is defined in Section 1.1(a)(i) hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving A Swing Loans” means Swing Loans where the proceeds thereof are used to finance the purchase and settlement of securities.

“Revolving B Loan” is defined in Section 1.1(a)(ii) hereof and, as so defined, includes a Base Rate Loan, which is a “type” of Revolving Loan hereunder.

“Revolving B Sublimit” means $115,000,000.

“Revolving B Swing Loans” means Swing Loans where the proceeds thereof are used to fund margin deposits with the NSCC.

“Revolving Loans” means collectively, the Revolving A Loans and the Revolving B Loans.

“Revolving Note” is defined in Section 1.9(d) hereof.

“Rules” means the rules and regulations of the SEC under the Securities Exchange Act of 1934, as amended concerning the hypothecation of Customer’s Securities, including Rule 8c-1, Rule 15c2-1, and Rule 15c3-3.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Sanctions” means any applicable economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, and/or the European Union and/or the French Republic, and/or Her Majesty’s Treasury or other relevant sanctions authority (including, without limitation, all OFAC Sanctions Programs).

“SEC” means the Securities and Exchange Commission.

“Settlement Account” means that certain account of the Borrower (account number 309-695-5) maintained with the Settlement Bank.

“Settlement Bank” means BMO Harris Bank N.A.

“Settlement Bank Obligations” means obligations of the Borrower owing to the Settlement Bank solely in connection with the settlement of securities.

“SIPC” means the Securities Investor Protection Corporation established pursuant to the Securities Investor Protection Act of 1970, as amended, or any other corporation that succeeds to the functions thereof.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. For purposes hereof, Immaterial Subsidiaries shall not be deemed Subsidiaries hereunder.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.5 hereof.

“Swing Line Lender” means BMO Harris Bank N.A., acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 13.11 hereof.

“Swing Line Sublimit” means $50,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.5 hereof, and shall include both Revolving A Swing Loans and Revolving B Swing Loans.

“Swing Note” is defined in Section 1.9 hereof.

“Tangible Net Worth” means, at any time the same is to be determined with respect to a Loan Party, the total members’ or shareholder’s equity (including retained earnings) which would appear on the balance sheet of such Loan Party determined on a consolidated basis in accordance with GAAP, less the sum of the aggregate book value of all assets which would be classified as intangible assets under GAAP, consistent with the historical financial reporting of such Loan Party.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including back up withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means June 5, 2017, or such earlier date on which the Commitments are terminated in whole pursuant to Section 1.11, 9.2 or 9.3 hereof.

“Threshold Amount” means $30,000,000.

“Total Assets to Total Regulatory Capital Ratio” means, at any time the same is to be determined, the ratio of (i) the sum of (a) total assets of the Borrower (other than Allowable Receivables, cash, Cash Equivalents and rebate receivables of the Borrower), plus (b) securities and options sold, but not yet purchased of the Borrower, in each case which would appear on the consolidated balance sheet of the Borrower determined in accordance with GAAP to (ii) the Borrower’s Total Regulatory Capital determined on a non-consolidated basis.

“Total Regulatory Capital” means, as of any date the same is to be determined, the Borrower’s Total Regulatory Capital as shown on line 3530 of the Borrower’s most recent FOCUS Part 2 report.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“UCC” means the Uniform Commercial Code of the State of Illinois or the State of New York, as the context requires, in each case as in effect from time to time.

“Unused Commitments” means, at any time, the difference between the Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Tax Compliance Certificate” is defined in Section 13.1(g)(iii) hereof.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Parent and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Parent and the Borrower shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Parent and the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 6.	REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.1. Organization and Qualification. Each Loan Party is duly organized, validly existing, and in good standing as a corporation or limited liability company, as applicable, under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except for any failure to be licensed or qualified would not reasonably be expected to have a Material Adverse Effect.

Section 6.2. Subsidiaries. Each Parent Subsidiary that is not a Loan Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, in each case, where the failure to do so could reasonably be expected to have a Material Adverse Effect. Schedule 6.2 hereto identifies the Borrower and each Borrower Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Loan Parties and such Borrower Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of the Borrower and each Borrower Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Borrower or any Borrower Subsidiary are owned, beneficially and of record, by the Borrower or such Borrower Subsidiary free and clear of all Liens other than Liens permitted by Section 8.8 hereof. There are no outstanding commitments or other obligations of the Borrower or any Borrower Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Borrower or any Borrower Subsidiary.

Section 6.3. Authority and Validity of Obligations. Each Loan Party has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to grant to the Administrative Agent the Liens described herein, and to perform all of its obligations hereunder and under the other Loan Documents. The Loan Documents delivered by the Loan Parties have been duly authorized, executed, and delivered by the Loan Parties and constitute valid and binding obligations of the Loan Parties enforceable against each of them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party or Parent Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of the organizational documents (e.g., charter, certificate or articles of association and operating agreement, or other similar organizational documents) of any Loan Party or Parent Subsidiary, (b) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any Loan Party or Parent Subsidiary or any covenant, indenture or agreement of or affecting any Loan Party or Parent Subsidiary or any of their Property, except any such contravention or default, that would not reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Collateral of the Borrower or any Borrower Subsidiary other than Liens granted to the Administrative Agent or on any other Property (other than Collateral) other than Liens permitted by Section 8.8 hereof.

Section 6.4 Use of Proceeds. The Borrower shall use the proceeds of Revolving A Loans and Revolving A Swing Loans solely to finance the purchase and settlement of securities. The Borrower shall use the proceeds of the Revolving B Loans and Revolving B Swing Loans solely to fund margin deposits with NSCC.

Section 6.5. Financial Reports.

(a) The consolidated balance sheet of the Borrower as at December 31, 2014, and the related consolidated statements of income, retained earnings, and cash flows of the Borrower for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants, and a FOCUS Part 2 of the Borrower as at April 30, 2015, and the related statements of income, retained earnings, and cash flows of the Borrower for the 2 months then ended, heretofore furnished to the Administrative Agent and the Lenders fairly present in all material respects the financial condition of the Borrower as at said dates and the results of its operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.

(b) The consolidated balance sheet of the Parent as at December 31, 2014, and the related consolidated statements of income, retained earnings, and cash flows of the Parent for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Parent as at March 31, 2015, and the related consolidated statements of income, retained earnings and cash flows of the Parent for the 3 months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present in all material respects the consolidated financial condition of the Parent as at said dates and the consolidated results of its operations and cash flows for the periods then ended in conformity with GAAP (except for the absence of footnotes and year-end adjustments in the case of unaudited financial statements) applied on a consistent basis.

(c) No Loan Party has any contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6. No Material Adverse Change. Since December 31, 2014, there has been no change in the operations, business, Property or financial condition of any Loan Party or of any Parent Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.7. Full Disclosure. The statements and information furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, each Loan Party only represents that the same were prepared on the basis of information and estimates such Loan Party believed to be reasonable.

Section 6.8. Trademarks, Franchises, and Licenses. The Loan Parties and the Parent Subsidiaries own, possess, or have the right to use all necessary material patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict in any material respect with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9. Governmental Authority and Licensing. The Loan Parties and the Parent Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of any Loan Party, threatened.

Section 6.10. Good Title. The Loan Parties and the Parent Subsidiaries have good and defensible title (or valid leasehold interests) to their material assets as reflected on the most recent consolidated balance sheet of the Loan Parties and the Parent Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets by the Loan Parties and the Parent Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11. Litigation and Other Controversies. Except as set forth on Schedule 6.11, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of any Loan Party threatened, against any Loan Party or any Parent Subsidiary or any of their respective Property which, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.12. Taxes. All Federal and other material tax returns required to be filed by any Loan Party or any Parent Subsidiary in any jurisdiction have, in fact, been filed, and all material taxes, assessments, fees, and other governmental charges upon any Loan Party or any Parent Subsidiary or upon any of their respective Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. No Loan Party knows of any proposed additional material tax assessment against it or any Parent Subsidiary for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of each Loan Party and each Parent Subsidiary have been made for all open years, and for the current fiscal period.

Section 6.13. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Loan Party or any Borrower Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 6.14. Affiliate Transactions. No Loan Party nor any Parent Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than another Wholly-owned Subsidiary that is a Guarantor) on terms and conditions which are materially less favorable to such Loan Party or such Parent Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15. Investment Company. No Loan Party nor any Borrower Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16. ERISA. Each Loan Party and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. No Loan Party nor any Parent Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17. Compliance with Laws; OFAC; Sanctions. (a) The Loan Parties and the Parent Subsidiaries are in compliance with the requirements of all applicable federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Loan Party nor any Parent Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the other Loan Documents does not and will not result in the breach of the Rules.

(b) (i) Each Loan Party is in compliance with the requirements of all OFAC Sanctions Programs applicable to it; (ii) each Parent Subsidiary is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Parent Subsidiary; (iii) each Loan Party has provided to the Administrative Agent and the Lenders all information required by the Administrative Agent and the Lenders regarding the Loan Parties and their Affiliates and Parent Subsidiaries that is necessary for the Administrative Agent and the Lenders to comply with all applicable OFAC Sanctions Programs; and (iv) no Loan Party nor, to the best of each Loan Party’s knowledge, any of its Affiliates is, as of the date hereof, named on the current OFAC SDN List.

(c) No Loan Party, none of their respective Subsidiaries, and, to the knowledge of the Borrower or the Parent, none of their respective directors and officers, agents or employees that will act in a capacity in connection with or benefit from the credit facilities contemplated by this Agreement is a Person that is, or, in the case of corporate entities, is owned or controlled by Persons that are, (i) the subject or target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory, currently, Cuba, Iran, Crimea region of the Ukraine, North Korea, Sudan and Syria.

(d) The Borrower will not, directly or indirectly, use the proceeds of any Loan hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, or, to the knowledge of Parent or Borrower, joint venture partner or other person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans hereunder, whether as underwriter, advisor, investor or otherwise).

Section 6.18. Other Agreements. No Loan Party nor any Parent Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property (after giving effect to any applicable cure or grace periods), which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 6.19. Solvency. The fair value of the Properties of the Loan Parties and the Borrower Subsidiaries will exceed their debts, the Loan Parties and the Borrower Subsidiaries are able to pay their debts as they become due, and the Loan Parties and the Borrower Subsidiaries do not have unreasonably small capital to carry on their business and all businesses in which they are about to engage.

Section 6.20. No Default. No Default or Event of Default has occurred and is continuing.

Section 6.21. Registration, Regulation U. The Borrower has been duly registered with the SEC as a registered broker dealer. The Borrower is an “exempted borrower” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

Section 6.22. Regulatory Approvals. All regulatory approvals necessary for the execution and delivery by the Borrower of this Agreement and the other Loan Documents have been obtained and are in full force and effect.

Section 6.23. SIPC Assessments. The Borrower is not in arrears with respect to any assessment made upon it by the SIPC.

Section 6.24. Designated Examining Authority. Financial Industry Regulatory Authority, Inc. with respect to the Borrower’s securities and Chicago Mercantile Exchange Inc. with respect to the Borrower’s futures has been designated as the Designated Examining Authority for the Borrower and is the Borrower’s Designated Self-Regulatory Organization.

Section 6.25. Perfection of Security Interest; Eligible ETFs. (a) Upon the crediting of Collateral to the Accounts or the Settlement Account, or as otherwise specified in Section 4.1, the Administrative Agent (for the benefit of the Lenders) shall have “control” over such Collateral (as such term is defined under Section 8-106 or 9-104, as applicable, of the UCC) and shall have a perfected pledge of and security interest in such Collateral and all proceeds thereof (subject to Section 9-315 of the UCC), which security interest shall be prior to all other interests in such Collateral.

(b) Except for exchanged traded funds set forth on Schedule 5.1 attached hereto or designated by the Borrower in a written certification delivered to the Administrative Agent, none of the Collateral consisting of exchange traded funds are Approved ETFs or Leveraged ETFs.

Section 6.26. Ownership, No Liens, etc. Immediately before giving effect to each delivery of Collateral by the Borrower to the Custodian or Administrative Agent, as the case may be, the Borrower will be the owner of such Collateral and will have the right to receive all payments on such Collateral, in each case free and clear of all Liens and adverse claims other than the Lien of the Custodian (to the extent permitted by Section 8.8(l)), the Administrative Agent and any interests in such Collateral created or permitted to exist under this Agreement.

Section 6.27. Valid Security Interest. The delivery of Collateral to the Administrative Agent, together with the actions described in the foregoing Section 6.25, is effective to create a valid, perfected, first priority security interest in all such Collateral and all proceeds thereof, securing the Obligations. No filings or other actions will be necessary to perfect such security interest. The Loan Parties acknowledge and agree that it is intended that the Obligations constitute “securities contracts” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), that this Agreement constitutes a security agreement or arrangement forming part of or related to a securities contract within the meaning of Section 362(b)(b) of the Bankruptcy Code, and the Administrative Agent and the Lenders shall be entitled to the protections afforded by, among other sections, Sections 362(b)(6), 546(e), 555 and 561 of the Bankruptcy Code.

Section 6.28. Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrower hereby indemnifies the Administrative Agent and the Lenders against, and agrees that it will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

SECTION 7.	CONDITIONS PRECEDENT.

Section 7.1. All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date; provided, that with respect to any representation or warranty that is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct as of said time, except to the extent the same expressly relate to an earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) the Administrative Agent shall have received the notice required by Section 1.4(a) hereof;

(d) after giving effect to such Credit Event, the aggregate principal amount of all Loans outstanding hereunder shall not exceed the Commitment;

(e) if the Credit Event consists of a Borrowing of Revolving A Loans, the aggregate principal amount of outstanding Revolving A Loans and Revolving A Swing Loans after giving effect to such Credit Event shall not exceed the Borrowing Base A; if the Credit Event consists of Customer Loans, the aggregate principal amount of Customer Loans after giving effect to such Credit Event shall not exceed the Customer Loan Limit; if the Credit Event consists of Firm Loans, the aggregate principal amount of Firm Loans after giving effect to such Credit Event shall not exceed the Firm Loan Limit; and if the Credit Event consists of Non-Customer Loans, the aggregate principal amount of Non-Customer Loans after giving effect to such Credit Event shall not exceed the Non-Customer Loan Limit;

(f) if the Credit Event consists of a Borrowing of Revolving B Loans, the aggregate principal amount of outstanding Revolving B Loans and Revolving B Swing Loans after giving effect to such Credit Event shall not exceed the Borrowing Base B;

(g) if the Credit Event consists of a Borrowing of Revolving B Loans, no Revolving B Loans shall have been outstanding at the date of such request for a period of 30 days or more during the preceding 90 day period; and

(h) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (g), both inclusive, of this Section 7.1.

Section 7.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received this Agreement duly executed by the Borrower, the Parent, the Administrative Agent and the Lenders;

(b) if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.9 hereof;

(c) the Administrative Agent shall have received a fully executed Control Agreement with respect to the Cash Proceeds Account and the Accounts maintained with the Custodian;

(d) the Administrative Agent shall have received copies of each Loan Party’s articles of formation and operating agreement (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(e) the Administrative Agent shall have received copies of resolutions of each Loan Party’s Board of Directors, Members or Managers (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on such Loan Party’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(f) the Administrative Agent shall have received copies of the certificates of good standing for the Loan Parties (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its organization and of each state in which such Loan Party is qualified to do business as a foreign corporation or organization;

(g) the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives and a certificate as to the Borrower’s Designated Disbursement Account;

(h) the Administrative Agent shall have received the initial fees called for by Section 2.1 hereof;

(i) the Administrative Agent shall have received (A) the audited balance sheet of the Borrower as of December 31, 2014, December 31, 2013 and December 31, 2012 and the related audited statements of income and retained earnings and cash flows for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012 and (B) copies of financial statements and reports of the Borrower, including a calculation of the Borrower’s net capital, for each month for the thirty-six months ended April 30, 2015 consisting of balance sheets and profit and loss statements in the form of FOCUS-Part 2;

(j) the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Loan Parties evidencing the absence of Liens on their Property except as permitted by Section 8.8 hereof;

(k) the Administrative Agent shall have received the written opinion of counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(l) each of the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the United States Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including, without limitation, the information described in Section 13.23 hereof; and the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 (or its equivalent) for the Loan Parties;

(m) since December 31, 2014, there has been no change in the operation, business, Property or financial condition of the Borrower except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

(n) the Administrative Agent shall have received (i) at least five (5) Business Days prior to the Closing Date, written notice from the Borrower terminating the commitments in whole under that certain Credit Agreement dated as of July 1, 2013, as amended, by and among the Borrower, the lenders party thereto, and the Administrative Agent (the “2013 Credit Agreement”) and (ii) all outstanding principal, accrued interest, fees and other obligations due and owing under the 2013 Credit Agreement as of the Closing Date to the extent such amounts have been originally invoiced at least three (3) days prior to the Closing Date (as such amounts may be adjusted prior to the Closing Date); and

(o) the Administrative Agent shall have received such other agreements, instruments, documents, and certificates as the Administrative Agent may reasonably request.

SECTION 8.	COVENANTS.

The Loan Parties agree that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.12 hereof:

Section 8.1. Maintenance of Business; Licenses and Memberships. Each Loan Party shall, and shall cause each Borrower Subsidiary to, preserve and maintain its existence, except as otherwise permitted by Section 8.10(iii). Each Loan Party shall, and shall cause each Borrower Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business, including but not limited to, the maintenance of all permits, licenses, consents and memberships as may be required for the conduct of its business by any Governmental Authority or any exchange, except in each case or in aggregate as would not reasonably be expected to have a Material Adverse Effect.

Section 8.2. Maintenance of Properties. Each Loan Party shall, and shall cause each Borrower Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent the failure to maintain, preserve, keep or make such needful and proper repairs, renewals, replacements, additions or betterments to such property, plant and equipment would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 8.3. Taxes and Assessments. Each Loan Party shall duly pay and discharge, and shall cause each Borrower Subsidiary to duly pay and discharge, all material taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4. Insurance. Each Loan Party shall insure and keep insured, and shall cause each Borrower Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Loan Parties shall insure, and shall cause each Borrower Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with good and responsible insurance companies, as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Loan Parties shall, upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent and Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 8.4.

Section 8.5. Financial Reports. The Loan Parties shall, and shall cause each Parent Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender, and each of their duly authorized representatives such information respecting the business and financial condition of each Loan Party as the Administrative Agent or Lender may reasonably request (including, but not limited to, monthly FOCUS-Part 2 reports to the extent available); and without any request, shall furnish to the Administrative Agent and the Lenders:

(a) as soon as available, and in any event within 60 days after the last day of each quarter of the Borrower, a copy of financial statements and reports of the Borrower, including a calculation of the Borrower’s net capital, for each quarterly accounting period consisting of a balance sheet and a profit and loss statement of the Borrower in the form of FOCUS-Part 2 prepared by the Borrower as of the end of and for such quarter in accordance with GAAP (subject to the absence of footnote disclosure and year-end audit adjustments) and certified to by its chief financial officer or such other officer of the Borrower acceptable to the Administrative Agent;

(b) as soon as available, and in any event no later than 60 days after the last day of each fiscal quarter of the Parent, a copy of the balance sheet of the Parent as of the last day of such fiscal quarter and the statements of income, retained earnings, and cash flows of the Parent for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Parent in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by a responsible officer of the Parent;

(c) (i) as soon as available, and in any event within 90 days after the close of each fiscal year of the Parent, copies of the consolidated balance sheet of the Parent as of the close of such period and the consolidated statements of income, retained earnings, and cash flows of the Parent for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by the Parent and satisfactory to the Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Parent as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(ii) as soon as available, and in any event within 90 days after the close of each fiscal year of the Borrower, copies of the consolidated balance sheet of the Borrower as of the close of such period and the consolidated statements of income, retained earnings, and cash flows of the Borrower for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by the Borrower and satisfactory to the Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Borrower as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(d) (i) as soon as available, and in any event within 60 days after the last day of each March 31, June 30 and September 30 of each fiscal year and (ii) with the delivery of the financial statements required by Section 8.5(c) but in no event later than 90 days after December 31st of each year, the Borrower shall deliver to the Administrative Agent a written certificate in the form attached hereto as Exhibit D signed by the chief financial officer of the Borrower, or such other officer of the Borrower satisfactory to the Administrative Agent;

(e) as soon as available, and in any event within five (5) Business Days after the close of each month, a certificate in the form of Exhibit G attached hereto from the Borrower indicating the Eligible NSCC Margin Deposits of the Borrower in effect for each Business Day in the most recently ended calendar month;

(f) promptly after knowledge thereof shall have come to the attention of any responsible officer of any Loan Party, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against any Loan Party or any Parent Subsidiary or any of their Property which would reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any Default or Event of Default hereunder, or (iii) the occurrence of any event or the existence of any condition that could reasonably be expected to have a Material Adverse Effect;

(g) promptly after receipt thereof, and in any event within five (5) Business Days after receipt thereof, a copy of any financial report performed or required to be performed by any Designated Examining Authority of the Borrower and permitted to be disclosed under applicable law;

(h) promptly, and in any event within five (5) Business Days after the occurrence thereof, written notice of any Change of Control; and

(i) promptly after it is filed with the SEC, and in any event within five (5) Business Days after sending or filing thereof, copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed publicly by any Loan Party or any Parent Subsidiary with any securities exchange or the SEC.

Documents required to be delivered pursuant to Section 8.5(b), (c)(i) or (i) above (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent);  provided that: (i) the Parent shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Parent shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents.

Section 8.6. Inspection. Each Loan Party shall, and shall cause each Borrower Subsidiary to, permit the Administrative Agent and its duly authorized representatives and agents to visit and inspect any of their Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Loan Parties hereby authorize such accountants to discuss with the Administrative Agent and such Lenders, the finances and affairs of the Loan Parties and the Borrower Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, so long as no Event of Default exists, with reasonable prior notice to the Borrower; provided, that (i) the Lenders shall be able to accompany the Administrative Agent and its duly authorized representatives and agents on any inspection of the Property, corporate books and financial records and (ii) with respect to the examination and inspection of the Borrower’s corporate books and records, unless an Event of Default has occurred and is continuing, such examination and inspection shall be limited to two times per fiscal year.

Section 8.7. Borrowings and Guaranties. The Borrower shall not, nor shall it permit any Borrower Subsidiary to, issue, incur, assume, create, or have outstanding any Indebtedness, or be or become liable as endorser, guarantor, surety, or otherwise for any debt, obligation, or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, to supply funds thereto or to invest therein, or to otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations of the Borrower and the Borrower Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

(b) purchase money indebtedness and Capitalized Lease Obligations of the Borrower and the Borrower Subsidiaries in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding;

(c) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(d) financing of securities and other financial instruments held in the normal day to day conduct of the Borrower’s or such Borrower Subsidiary’s business, including by means of Repo Agreements;

(e) securities, options and other financial instruments sold but not yet purchased in the ordinary course of the Borrower’s or such Borrower Subsidiary’s business;

(f) hedging arrangements or net negative present value of Swap Contracts or other derivatives, in each case entered into or incurred in the ordinary course of the Borrower’s or such Borrower Subsidiary’s business;

(g) unsecured Indebtedness of the Borrower (including indebtedness owing to the Parent or any Parent Subsidiary) so long as (i) the Borrower is in compliance with the covenants set forth in Section 8.21 immediately before and after giving effect to the incurrence of such Indebtedness; (ii) no Default or Event of Default has occurred or would result therefrom; and (iii) such Indebtedness is subordinated to the prior payment of the Obligations pursuant to subordination provisions approved in writing by the Administrative Agent (such approval not to be unreasonably withheld or delayed);

(h) other unsecured Indebtedness of the Borrower so long as (i) the aggregate amount of such Indebtedness shall not at any time exceed the lesser of (A) $150,000,000 and (B) 50% of the Borrower’s Total Regulatory Capital as then determined and computed, and (ii) both before and after giving effect to the incurrence of such indebtedness, no Default or Event of Default has occurred and is continuing;

(i) Indebtedness in existence on the date hereof listed on Schedule 8.7, and Indebtedness incurred to refinance such Indebtedness; provided that any such refinancing Indebtedness is in an aggregate principal amount (or aggregate amount, as applicable) not greater than the aggregate principal amount (or aggregate amount, as applicable) of the Indebtedness being refinanced;

(j) cash management obligations and Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts in the ordinary course of business;

(k) Indebtedness representing deferred compensation or other similar arrangements to employees of the Borrower or any Borrower Subsidiary incurred in the ordinary course of business;

(l) Indebtedness incurred by the Borrower or any Borrower Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments, guaranties, counter-indemnities or short term facilities issued, created or incurred in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, or in connection with the ordinary clearing, depository and settlement procedures (including, without limitation, any letter of credit or guarantees provided to any central securities depositories or external custodians) relating thereto;

(m) Indebtedness consisting of the payment of insurance premiums in installments so long as the aggregate amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year and is incurred in the ordinary course of business;

(n) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Borrower Subsidiary, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business and consistent with past practice;

(o) the incurrence by the Borrower or any Borrower Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within two Business Days; and

(p) Indebtedness consisting of KCA Preferred Units, with an aggregate Series A Preferred Value not to exceed $500,000 at any time outstanding; provided that no KCA Preferred Unit issued pursuant to this clause (q) shall have been assigned or transferred by the person to which it was originally issued, other than to an Affiliate of such person.

Section 8.8. Liens. The Borrower shall not, nor shall it permit any Borrower Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or such Borrower Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrower or any Borrower Subsidiary secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of the applicable Threshold Amount at any one time outstanding;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e) Liens on equipment of the Borrower or the Borrower Subsidiaries created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of the Borrower or the Borrower Subsidiaries other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(f) any interest or title of a lessor under any operating lease;

(g) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and the Borrower Subsidiaries taken as a whole;

(h) Liens securing Indebtedness for margin loans permitted by Section 8.7(d) hereof;

(i) required deposits maintained with commodity or securities exchanges or their associated clearing corporations in the ordinary course of the business of the Borrower or any Borrower Subsidiary;

(j) Liens granted in favor of the Administrative Agent to secure the Obligations;

(k) Liens in existence on the date hereof listed on Schedule 8.8, securing Indebtedness permitted by Section 8.7(i) hererof, and Liens incurred to secure any

Indebtedness to refinance such Indebtedness; provided (i) that no such Lien extend to or cover other Property after the Closing Date (other than after-acquired Property that is related to the Property covered by such Lien and proceeds and products of such Property) and that the principal amount of Indebtedness secured thereby is not increased and (ii) no such Lien shall apply to any of the Collateral;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts or relating to pooled deposit or sweep accounts of the Borrower or any Borrower Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry and (iv) in the nature of contractual rights of set-off relating to purchase orders and other agreements entered into with customers of the Borrower or any Borrower Subsidiary or otherwise in the ordinary course of business and customary holdbacks under credit cards or similar merchant processing;

(m) leases, licenses, subleases or sublicenses (including the provision of software under an open source license) granted to others in the ordinary course of business which do not (i) impair in any material respect the operation of the business of the Borrower or any Borrower Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(n) Liens solely on any cash earnest money deposits made by the Borrower or any Borrower Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(o) Liens arising from precautionary Uniform Commercial Code financing statement filings;

(p) Liens on insurance policies and the proceeds thereof securing the payment of the premiums in installments with respect thereto; and

(q) temporary Liens in connection with sales, transfers, leases, assignments or other conveyances or dispositions of securities permitted under this Agreement, including (x) Liens on securities granted or deemed to arise in connection with and as a result of the execution, delivery or performance of contracts to sell such securities if such sale is otherwise permitted hereunder, or is required by such contracts to be permitted hereunder, and (y) rights of first refusal, options or other contractual rights or obligations to sell, assign or otherwise dispose of any securities or interest therein, which rights of first refusal, option or contractual rights are granted in connection with a sale, transfer or other disposition of securities permitted hereunder.

Section 8.9. Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any Borrower Subsidiary to, make or retain any investment (whether through the purchase of stock, obligations or otherwise) in or make any loan or advance to, any other Person or acquire substantially as an entirety the Property or business of any other Person, other than as permitted by the Borrower’s articles of organization or limited liability company operating agreement (or equivalent organizational document); provided, that

(a) the Borrower shall not make an investment in any Borrower Subsidiary if the aggregate amount of all investments made by the Borrower in all of the Borrower Subsidiaries exceeds the lesser of (i) $100,000,000 and (ii) 33% of the Borrower’s Tangible Net Worth at the time of such investment unless the Borrower (A) obtains the Required Lenders’ prior written consent to such investment or (B) simultaneously with such investment one or more Borrower Subsidiaries of the Borrower delivers a Guarantee; and

(b) the Borrower may make loans and advances to the Parent or any Parent Subsidiary so long as (i) such loan or advance is not deemed subordinated debt for regulatory capital purposes, and (ii) the aggregate amount of all such loans and advances made by the Borrower does not exceed 50% of the Borrower’s Total Regulatory Capital at any one time.

Section 8.10. Mergers, Consolidations and Sales. (a) No Loan Party shall, nor shall it permit any Borrower Subsidiary to, be a party to any merger or consolidation and (b) the Borrower shall, nor shall it permit any Borrower Subsidiary to, sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section 8.10 shall not apply to nor operate to prevent:

(i) the sale of securities or other financial instruments in the ordinary course of business;

(ii) the sale, transfer, or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or Borrower Subsidiary, has become uneconomical, obsolete, or worn out, or which is surplus Property or which is no longer necessary for the proper conduct of the Borrower’s or such Borrower Subsidiary’s business and which is disposed of in the ordinary course of business;

(iii) the merger of any Person (including any Parent Subsidiary) into the Borrower, provided (1) the Borrower is the surviving corporation, (2) immediately following such transaction, no Event of Default exists, and (3) no Change of Control results from the merger;

(iv) the merger of any Person (other than the Borrower) with the Parent, if (1) the Parent is the surviving corporation, (2) immediately following such transaction, no Event of Default exists and (3) no Change of Control results from such merger;

(v) the sale of accounts receivable (or interests therein) for cash in an arm’s length transaction and for the fair market value of such accounts receivable.

Section 8.11. Dividends and Certain Other Restricted Payments. The Borrower shall not, nor shall it permit any Borrower Subsidiary to, (a) declare or pay any dividends on or make any other distributions (including withdrawals of capital by any member of the Borrower) in respect of any class or series of its member’s interests or other equity interests or, (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its equity interests or any warrants, options, or similar instruments to acquire the same;  provided, however, that the foregoing shall not operate to prevent (i) the making of dividends or distributions by any Wholly-owned Subsidiary to its direct parent; provided, that no dividend or distribution shall be made by the Borrower to the Parent unless (A) such distribution or dividend is permitted under all rules and regulations applicable to the Borrower, (B) no Default or Event of Default has occurred and is continuing or would result from making such dividends or distributions, (C) all of the issued and outstanding membership interests the Borrower are owned directly or indirectly by the Parent, and (D) the Borrower provides the Administrative Agent written notice of all such dividends and distributions that exceed, individually or in the aggregate with all other dividends and distributions during any fiscal year of the Borrower, the applicable Threshold Amount within five (5) Business Days after such dividend or distribution.

Section 8.12. ERISA. The Borrower shall, and shall cause each Borrower Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Borrower shall, and shall cause each Borrower Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Borrower Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Borrower Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.13. Compliance with Laws; OFAC. (a) Each Loan Party shall, and shall cause each Parent Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

(b) (i) Each Loan shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to such Loan Party and shall cause each Parent Subsidiary to comply with the requirements of all OFAC Sanctions Programs applicable to such Parent Subsidiary; (ii) each Loan Party shall provide the Administrative Agent and the Lenders any information requested by the Administrative Agent or a Lender regarding the Loan Parties, their Affiliates, and the Parent Subsidiaries that is necessary for the Administrative Agent or Lender to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to such Loan Party’s ability to provide information applicable to them; and (iii) if any Loan Party obtains actual knowledge or receives any written notice that any Loan Party, any Affiliate or any Parent Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), such Loan Party shall promptly (x) give written notice to the Administrative Agent and the Lenders of such OFAC Event, and (y) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and such Loan Party hereby authorizes and consents to the Administrative Agent and the Lenders taking any and all steps the Administrative Agent or such Lender deems necessary, in its sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

(c) No Loan Party nor any of their respective Subsidiaries, or, to the best knowledge of the Borrower or the Parent, any director, officer, affiliate, agent or employee acting on behalf of any Loan Party or their respective Subsidiaries, will engage in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction and the Borrower and Parent have instituted and maintains policies and procedures designated to prevent violation of such laws, regulations and rules.

Section 8.14. Burdensome Contracts With Affiliates. The Borrower’s and the Borrower Subsidiaries’ contracts, agreements and other business arrangements with its Affiliates (except for other Wholly-owned Subsidiaries that are Guarantors) shall, taken as a whole, be on terms and conditions which are not materially less favorable to the Borrower or Borrower Subsidiary, taken as a whole, than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.15. No Changes in Fiscal Year. The fiscal year of the Loan Parties and the Parent Subsidiaries ends on December 31 of each year; and the Parent shall not, nor shall it permit any Parent Subsidiary to, change its fiscal year from its present basis.

Section 8.16. Formation of Subsidiaries. The Borrower shall notify the Administrative Agent of its creation or acquisition of any Subsidiary within ten (10) Business Days after such creation or acquisition and shall deliver a Guarantee as required by Section 8.9 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary).

Section 8.17. Change in the Nature of Business. No Loan Party shall, nor shall it permit any of the Parent Subsidiaries to, engage in any business or activity if as a result the general nature of the business of such Loan Party or any Parent Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date and any Parent Subsidiary acquired or formed after the date hereof shall be in the same or similar line of business as the Loan Parties or the Parent Subsidiaries (including, for this purpose, Immaterial Subsidiaries) are engaged in as of the Closing Date, other than businesses that are the same, similar, ancillary or reasonably related to the businesses in which such Loan Party and the Parent Subsidiaries (including, for this purpose, Immaterial Subsidiaries) are engaged on the Closing Date (or which are reasonable extensions thereof).

Section 8.18. Use of Proceeds. The Loan Parties shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.19. No Restrictions. Except as provided herein and other than (a) under the Parent Senior Secured Notes Indenture and any other restriction in existence on the Closing Date, (b) restrictions imposed by applicable law or any applicable rule, regulation or order, (c) customary restrictions on joint ventures or interests therein arising from joint venture agreements, (d) restrictions imposed by the holder of any Lien permitted by Section 8.8 on the transfer of the asset or assets subject thereto, (e) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Loan Party or a Borrower Subsidiary, (f) customary provisions restricting assignment of any agreement entered into by any Loan Party or a Borrower Subsidiary, (g) any customary restrictions with respect to a Borrower Subsidiary or other Property imposed pursuant to an agreement that has been entered into relating to the sale of all or substantially all of the equity interests or assets of such Borrower Subsidiary or any other Property permitted under Section 8.10 pending the consummation of such sale, (h) restrictions imposed on the ability of the Borrower to make dividends pursuant to the KCA Amended LLC Agreement and (i) restrictions in agreements or instruments relating to any Indebtedness permitted to be incurred subsequent to the date of this Agreement pursuant to Section 8.7 or the Parent Senior Secured Notes Indenture that are not materially less favorable to the Borrower, taken as a whole, than the restrictions contained in this Agreement or than is customary in comparable financings (as determined in good faith by the Borrower), no Loan Party shall, nor shall it permit any of the Borrower Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party or any of the Borrower Subsidiaries to: (a) pay dividends or make any other distribution on any Borrower Subsidiary’s capital stock or other equity interests owned by any Loan Party or Borrower Subsidiary, (b) pay any indebtedness owed to any Loan Party or any Borrower Subsidiary, (c) make loans or advances to any Loan Party or any Borrower Subsidiary, (d) transfer any of its Property to any Loan Party or any of Borrower Subsidiary, or (e) guarantee the Obligations, and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents.

Section 8.20. Maintenance of Subsidiaries. The Borrower shall not assign, sell or transfer, nor shall it permit any Borrower Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Borrower Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale and transfer to any person of any shares of capital stock of a Borrower Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Borrower Subsidiary, or (b) any transaction permitted by Section 8.10(iii) above.

Section 8.21. Financial Covenants.

(a) Minimum Total Regulatory Capital. The Borrower shall, at all times, maintain Total Regulatory Capital on a non-consolidated basis of not less than $650,000,000.

(b) Maximum Total Assets to Total Regulatory Capital Ratio. The Borrower shall, at all times, maintain a Total Assets to Total Regulatory Capital Ratio of not more than 20.0 to 1.0.

(c) Minimum Excess Net Capital. The Borrower shall, at all times, maintain Excess Net Capital of not less than $75,000,000.

(d) Minimum Liquidity Ratio. The Borrower shall, at all times, maintain a Liquidity Ratio of not less than 1.0 to 1.0.

(e) Minimum Tangible Net Worth. Parent shall, at all times, maintain Tangible Net Worth of not less than $900,000,000.

SECTION 9.	EVENTS OF DEFAULT AND REMEDIES.

Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default for a period of five (5) Business Days in the payment when due of any interest, fee or other Obligation payable hereunder or under any other Loan Document;

(b) default in the observance or performance of (i) any covenant set forth in Sections 1.7(b), 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.15, 8.16, 8.17, 8.18, 8.19 or 8.20 hereof, (ii) any covenant set forth in Section 8.21 hereof and such default shall continue for a period of one (1) Business Day, (iii) any covenant set forth in Section 8.14 hereof and such default shall continue for five (5) Business Days, or (iv) of any provision hereunder or under any other Loan Document dealing with the use, disposition or remittance of proceeds of Collateral; or

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent; or

(d) any representation or warranty made by any Loan Party or any Borrower Subsidiary herein or in any other Loan Document, or in any statement or certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

(e) (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or (ii) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or (iii) any Guarantor takes any action for the purpose of terminating repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder, or (iv) of the Loan Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof; or

(f) (i) default shall occur under any Material Indebtedness issued, assumed or guaranteed by any Loan Party or Borrower Subsidiary aggregating more than the applicable Threshold Amount, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Material Indebtedness (whether or not such maturity is in fact accelerated) and (ii) any such Material Indebtedness shall not be paid when due (whether by lapse of time, acceleration or otherwise);

(g) (i) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes shall be entered or filed against any Loan Party or any Borrower Subsidiary or against any of its Property, in an aggregate amount in excess of the applicable Threshold Amount (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing) and which remains undischarged, unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of any Loan Party or any Borrower Subsidiary to enforce any such judgment, or (ii) any Loan Party or any Borrower Subsidiary shall fail within 30 days to discharge one or more non monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or order, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; or

(h) any Loan Party or any Borrower Subsidiary or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess the applicable Threshold Amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of the applicable Threshold Amount (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by such Loan Party or any other member of their Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against a Loan Party or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

(i) dissolution or termination of the existence of any Loan Party or (except as permitted by Section 8.10(iii)) or any Borrower Subsidiary, or any Change of Control shall occur; or

(j) any Loan Party or any Borrower Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party or any Borrower Subsidiary or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against any Loan Party or any Borrower Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or

(l) the SIPC shall have applied or shall have announced its intention to apply for a decree adjudicating that customers of the Borrower are in need of protection under SIPC; or

(m) the registration of the Borrower as a broker dealer with the SEC shall be suspended, revoked or terminated for any reason in each case for a period of more than 30 consecutive days, or the Borrower shall fail to comply with the capital requirements of the SEC for a period of more than five (5) Business Days.

Section 9.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 hereof with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); and (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind. The Administrative Agent, after giving notice to any Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the Administrative Agent and the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof with respect to the Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.

Section 9.4. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by any Lender. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.4, shall also send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

SECTION 10.	CHANGE IN CIRCUMSTANCES.

Section 10.1. Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement;  provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a) the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 10.3. Increased Cost and Reduced Return. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (excluding (A) Taxes and (B) any reserve requirement reflected in the applicable Eurodollar Reserve Percentage);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal or commitments; or

(iii) impose on any Recipient or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such other Recipient of participating in, or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder in an amount deemed material (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will, within 15 days after demand by such Lender or other Recipient (with a copy to the Administrative Agent), pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, no Recipient shall demand compensation pursuant to this Section if it shall not at the time be the general policy or practice of such Recipient to demand such compensation from similarly situated borrowers.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Swing Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive if reasonably determined. In determining such amount, such Lender may use any reasonable averaging and attribution methods. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 10.4. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Loans to reduce any liability of the Borrower to such Lender under Section 10.3 or Section 13.1 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise materially disadvantageous to the Lender.

Section 10.5. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement except Section 10.4, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11.	THE ADMINISTRATIVE AGENT.

Section 11.1. Appointment and Authorization of Administrative Agent. Each Lender hereby appoints BMO Harris Bank N.A. as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as an agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

Section 11.2. The Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender (if applicable).

Section 11.3. Action by the Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.4. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5. Liability of the Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. Neither the Administrative Agent nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Parent, the Borrower or any Borrower Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall not have any responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender and the Administrative Agent acknowledges that it has independently and without reliance on any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender and the Administrative Agent to keep itself informed as to the creditworthiness of the Loan Parties and the Parent Subsidiaries, and the Administrative Agent shall not have any liability to any Lender with respect thereto.

Section 11.6. Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified as determined by a court of competent jurisdiction by final and non-appealable judgment. The obligations of the Lenders under this Section 11.6 shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of the Administrative Agent to be held by it for its own account and with any amounts offset for the benefit of the Swing Line Lender to be remitted by the Administrative Agent to of for the account of Swing Line Lender), but shall not be entitled to offset against amounts owed to the Administrative Agent or Swing Line Lender by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7. Resignation of the Administrative Agent and Successor Agent. (a) The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders, or, to the extent the proposed successor Administrative Agent is not a Lender or an Affiliate thereof, all Lenders, shall have the right to appoint a successor Administrative Agent, subject to the consent of the Borrower in the absence of a Default or Event of Default that has occurred and is continuing. If no successor Administrative Agent shall have been so appointed by the Required Lenders or all Lenders, as applicable, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000, subject to the consent of the Borrower in the absence of a Default or Event of Default that has occurred and is continuing. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as such Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of the Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Administrative Agent’s rights in the Collateral shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. So long as no Default or Event of Default exists, such appointment of a successor shall require the Borrower’s consent (such consent not to be unreasonably withheld). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

Section 11.8. Swing Line Lender. The Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The Swing Line Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 11, included the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Swing Line Lender.

Section 11.9. Designation of Additional Agents. The Administrative Agent, in consultation with the Borrower, shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 11.10. Authorization to Release Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders and the Administrative Agent (a) to release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement (including a sale, transfer, or disposition permitted by the terms of Section 4.5 or Section 8.10 hereof or which has otherwise been consented to in accordance with Section 13.12 hereof), and (b) release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of the Obligations.

Section 11.11. Enforcement of the Collateral. Except as otherwise specifically provided for herein, no Lender (or its Affiliates), other than the Administrative Agent, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Loan Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Loan Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Loan Documents for the benefit of the Lenders.

Section 11.12. Authorization of Administrative Agent to File Proofs of Claim In case of the pendency of any proceeding under any debtor relief law described in subsection (j) or (k) of Section 9.1 or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan with respect to the Borrower shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under including, but not limited to, Sections 1.10, 2.1, 10.3, and 13.14 hereof) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.1 and 13.14 hereof. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 12.	THE GUARANTEES.

Section 12.1. The Guarantees. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parent and each Borrower Subsidiary party hereto (including any Borrower Subsidiary executing a joinder to this Agreement or such other Guaranty Agreement acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantee jointly to the Administrative Agent and the Lenders and their Affiliates, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding). In case of failure by the Borrower or other obligor punctually to pay any Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 12.2. Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Loan Party or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;

(c) the existence of any claim, set-off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender or any other Person, whether or not arising in connection herewith;

(d) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or Property;

(e) any application of any sums by whomsoever paid or howsoever realized to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid; or

(f) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this subsection, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

Section 12.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Loans and all other amounts payable by the Borrower and the other Loan Parties under this Agreement and all other Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Loan is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Commitments. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable by the Loan Parties hereunder and the other Loan Documents and (y) the termination of the Commitments, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5. Subordination. Each Guarantor (each referred to herein as a “Subordinated Creditor”) hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or other Loan Party owing to such Subordinated Creditor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Obligations. During the existence of any Event of Default, subject to Section 12.4, any such indebtedness, obligation, or liability of the Borrower or other Loan Party owing to such Subordinated Creditor shall be enforced and performance received by such Subordinated Creditor as trustee for the benefit of the holders of the Obligations and the proceeds thereof shall be paid over to the Administrative Agent for application to the Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 12.

Section 12.6. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender or any other Person against the Borrower or other obligor, another guarantor, or any other Person.

Section 12.7. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 12.8. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other Loan Party or other obligor under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request or otherwise with the consent of the Required Lenders.

Section 12.9. Benefit to Guarantors. The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and the other Loan Parties has a direct impact on the success of each other Loan Party. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.

SECTION 13.	MISCELLANEOUS.

Section 13.1. Withholding Taxes.

(a) (a) Certain Defined Terms. For purposes of this Section 13.1, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 13.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 13.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.10 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 13.1, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the

Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 13.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form and substance acceptable to the Borrower and Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate in form and substance acceptable to the Borrower and Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form and substance acceptable to the Borrower and Administrative Agent on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 13.1 (including by the payment of additional amounts pursuant to this Section 13.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 13.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 13.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 13.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.3. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4. Survival of Representations. All representations and warranties made herein or in any other Loan

Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.5. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders, including, but not limited to, Sections 1.10, 10.3, and 13.13 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.6. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 13.7. Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower, the Administrative Agent shall be addressed to its respective address or telecopier number set forth below:

to the Borrower or the Parent: KCG Americas LLC 545 Washington Blvd Jersey City, NJ 07430 Attention: John Hestvik, MD [Redacted]	to the Administrative Agent: BMO Harris Bank N.A. 111 West Monroe Street Chicago, Illinois 60603 Attention: Futures and Securities Division [Redacted]

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 13.7 or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section 13.7 or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 13.8. Counterparts; Etc.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. For purposes of determining compliance with the conditions specified in Section 7.2 hereof, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Illinois State Electronic Commerce Security Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.9. Successors and Assigns. This Agreement shall be binding upon the Loan Parties and their successors and assigns, and shall inure to the benefit of the Administrative Agent and each of the Lenders, and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. This Agreement shall be binding upon Administrative Agent and each of the Lenders, and their respective successors and assigns, and shall inure to the benefit of the Loan Parties and their permitted successors and permitted assigns. No Loan Party may assign any of its rights or obligations under any Loan Document without the written consent of all of the Lenders.

Section 13.10. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and/or Commitments held by such Lender at any time and from time to time to one or more other Persons (other than natural persons); provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section 13.10, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.10 and Section 10.3 hereof; provided, that any payment shall be limited to the amount that would be payable to the Lender if there were no participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 13.11. Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section 13.11, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.11(a)(i)(B) and, in addition:

(a) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(b) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(c) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).

(iv) Assignment and Acceptance. (a) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that, no such fee shall be payable in connection with any assignment by a Lender to a Lender or an Affiliate or Approved Fund of a Lender, and (b) the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower, Parent or Other Disqualified Assignees. No such assignment shall be made to the Parent, the Borrower or any of their Affiliates or any Parent Subsidiary, or any Disqualified Assignee.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.11(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.5 and 13.14 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.11 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.10 hereof.

(b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section 13.11 shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

(d) Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Commitments and Revolving Loans pursuant to subsection (a) above, the Swing Line Lender may terminate the Swing Line. In the event of such termination of the Swing Line, the Borrower shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of the Swing Line Lender. If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 1.5 hereof.

Section 13.12. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders (except as otherwise stated below to require only the consent of the Lenders affected thereby), and (c) if the rights or duties of the Administrative Agent or the Swing Line Lender are affected thereby, the Administrative Agent or the Swing Line Lender, as applicable; provided that:

(i) no amendment or waiver pursuant to this Section 13.12 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or rate of, as applicable, or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan (or participate therein) hereunder;

(ii) no amendment or waiver pursuant to this Section 13.12 shall, unless signed by each Lender, change the definition of Required Lenders, change the provisions of this Section 13.12, change Section 13.6 in a manner that would affect the ratable sharing of setoffs required thereby, change the application of payments contained in Section 3.1, release any material guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), affect the number of Lenders required to take any action hereunder or under any other Loan Document, or except as otherwise specified herein, increase the advance rates set forth in the defined terms “Borrowing Base A” and “Borrowing Base B”, amend any definition used in the defined terms “Borrowing Base,” “Borrowing Base A” and “Borrowing Base B” if the effect of such amendment would be to increase the amount of available credit, or add a new category of eligible assets to Borrowing Base A or Borrowing Base B; and

(iii) no amendment or waiver pursuant to this Section 13.12 shall, unless signed by each Lender affected thereby, extend the Termination Date.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 13.13. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.14. Costs and Expenses; Indemnification. The Borrower agrees to pay all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. The Borrower agrees to pay to the Administrative Agent and each Lender, and any other holder of any Obligations outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent, such Lender, or any such holder, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower as a debtor thereunder). The Borrower further agrees to indemnify the Administrative Agent, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification as determined by a court of competent jurisdiction by final and nonappealable judgment. The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified as determined by a court of competent jurisdiction by final and nonappealable judgment. To the extent permitted by applicable law, the Borrower shall not assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. The obligations of the Borrower under this Section 13.14 shall survive the termination of this Agreement.

Section 13.15. Set-off. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, subsequent holder, or affiliate, to or for the credit or the account of the Borrower, whether or not matured, against and on account of the Obligations of the Borrower to that Lender, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 13.16. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.17. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section 13.17 shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.18. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Parent or the Borrower, as the case may be, has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY COLLATERAL DOCUMENT, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE COLLATERAL DOCUMENTS.

Section 13.19. Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute a partnership, association, joint venture or other entity.

Section 13.20. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE SPECIFIED THEREIN), AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan

Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each party hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 13.20(b). Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or e-mail) in Section 13.7. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 13.21. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NONE OF THE REPRESENTATIVE, THE ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.21.

Section 13.22. USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 13.23. Confidentiality. Each of the Administrative Agent and the Lenders severally agrees to maintain the confidentiality of the

Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), provided that each Lender and the Administrative Agent shall take reasonable steps to ensure that the Information is not available to any employee, director, or officer of an Affiliate engaged in trading securities or commodities, (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.23, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent, the Borrower or Borrower Subsidiary and its obligations or (C) any credit insurance provider relating to the Borrower and the Obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 13.23 or (B) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Parent, the Borrower or Borrower Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section 13.23, “Information” means all information received from the Parent, the Borrower or Borrower Subsidiary or from any other Person on behalf of the Parent, the Borrower or Borrower Subsidiary relating to the Parent, the Borrower or Borrower Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or Lender on a non-confidential basis prior to disclosure by the Parent, the Borrower or any Borrower Subsidiary or from any other Person on behalf of the Parent, the Borrower or Borrower Subsidiary.

[SIGNATURE PAGES TO FOLLOW]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“BORROWER”

KCG AMERICAS LLC

By:	/s/ John Hestvik
	Name:	John Hestvik
	Title:	Managing Director

“GUARANTOR”

KCG HOLDINGS, INC.

By:	/s/ Steffen Parratt
	Name:	Steffen Parratt
	Title:	Chief Financial Officer

“ADMINISTRATIVE AGENT AND LENDERS”

BMO HARRIS BANK N.A., as Administrative Agent, as Swing Line Lender, as a Lender, and as Settlement Bank

By:	/s/ Adam Tarr
	Name:	Adam J. Tarr
	Title:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ Shubhashis De
	Name:	Shubhashis De
	Title:	Vice President

BNP PARIBAS

By:	/s/ David Seaman
	Name:	David Seaman
	Title:	Director

By:	/s/ Frank Chiofalo
	Name:	Frank Chiofalo
	Title:	Vice President

THE PRIVATE BANK AND TRUST COMPANY

By:	/s/ Michael King
	Name:	Michael King
	Title:	Managing Director

SIGNATURE BANK

By:	/s/ Susan M. Duggan
	Name:	Susan M. Duggan
	Title:	Vice President

EXHIBIT A-1

NOTICE OF BORROWING

(REVOLVING A LOANS)

Date:             ,

To:	BMO Harris Bank N.A., as Administrative Agent for the Lenders party to the Credit Agreement dated as of June 5, 2015 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among KCG Americas LLC, the Guarantors party thereto, certain Lenders which are signatories thereto, and BMO Harris Bank N.A., as Administrative Agent

Ladies and Gentlemen:

The undersigned, KCG Americas LLC (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.4 of the Credit Agreement, of the Borrowing specified below:

1. The Business Day of the proposed Borrowing is             ,         .

2. The aggregate amount of the proposed Borrowing is $        .

3. The Borrowing is to be comprised of $         of [Base Rate] [Eurodollar] Loans.

[4. The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be                      months.]

[5. The proposed Borrowing shall be a Customer Loan secured by Customer’s Securities.]

[5. The proposed Borrowing shall be a Firm Loan secured by Firm Securities.]

[5. The proposed Borrowing shall be a Non-Customer Loan secured by Non-Customer’s Securities.]

For new value received the undersigned hereby pledges and grants to the Administrative Agent a security interest in the securities and other Property being delivered to the Accounts and, to the extent that the Loan requested hereby is funded prior to receipt of such securities and Property, listed on the schedules attached hereto, and confirms a pledge of and security interest in the same now in effect in favor of the Administrative Agent, together with all rights related thereto and all proceeds thereof pursuant to the terms of the Credit Agreement.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date); provided, that with respect to any representation or warranty that is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing;

(c) the aggregate principal amount of all Loans outstanding does not exceed the Commitments;

(d) the aggregate principal amount of the Revolving A Loans outstanding does not exceed the Borrowing Base A; and

(e) if the proposed Borrowing consists of:

(i) Customer Loans, the aggregate principal amount of Customer Loans after giving effect to such proposed Borrowing shall not exceed the Customer Loan Limit;

(ii) Firm Loans, the aggregate principal amount of Firm Loans after giving effect to proposed Borrowing shall not exceed the Firm Loan Limit; or

(iii) Non-Customer Loans, the aggregate principal amount of Non-Customer Loans after giving effect to such proposed Borrowing shall not exceed the Non-Customer Loan Limit.

(f) Schedule I attached hereto sets forth data and computations evidencing the Borrowing Base A, all of such data and computations are true, correct and complete and have been made in accordance with the relevant Sections of the Credit Agreement.

KCG AMERICAS LLC

By
Name
Title

SCHEDULE I

BORROWING BASE A

EXHIBIT A-2

NOTICE OF BORROWING

(REVOLVING B LOANS)

Date:             ,

To:	BMO Harris Bank N.A., as Administrative Agent for the Lenders party to the Credit Agreement dated as of June 5, 2015 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among KCG Americas LLC, the Guarantors party thereto, certain Lenders which are signatories thereto, and BMO Harris Bank N.A., as Administrative Agent

Ladies and Gentlemen:

The undersigned, KCG Americas LLC (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.4 of the Credit Agreement, of the Borrowing specified below:

1.	The Business Day of the proposed Borrowing is , .

2.	The aggregate amount of the proposed Borrowing is $ .

3.	The Borrowing is to be comprised of $ of Base Rate Loans.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date); provided, that with respect to any representation or warranty that is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing;

(c) the aggregate principal amount of all Loans outstanding does not exceed the Commitments;

(d) the aggregate principal amount of the Revolving B Loans outstanding does not exceed the Borrowing Base B.

(e) Schedule I attached hereto sets forth data and computations evidencing the Borrowing Base B, all of such data and computations are true, correct and complete and have been made in accordance with the relevant Sections of the Credit Agreement.

KCG AMERICAS LLC

By:
Name:
Title:

SCHEDULE I

BORROWING BASE B

BORROWING BASE B

Previous month 10th lowest Eligible NSCC Margin Deposit		(a)

Current Eligible NSCC Margin Deposit		(b)

(b) less (a)	0	(c)

Borrowing availability (80% of (c))	0	(d)

Number of days over last 90 days with Borrowing Base B loan outstanding

	(must be less than 30)

This Borrowing must be repaid no later than:

	(5 business days from today)

EXHIBIT B

NOTICE OF CONTINUATION/CONVERSION

Date:             ,

To:	BMO Harris Bank N.A., as Administrative Agent for the Lenders party to the Credit Agreement dated as of June 5, 2015 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among KCG Capital Americas LLC, the Guarantors party thereto, certain Lenders which are signatories thereto, and BMO Harris Bank N.A., as Administrative Agent

Ladies and Gentlemen:

The undersigned, KCG Americas LLC (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.4 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1. The conversion/continuation Date is             ,         .

2. The aggregate amount of the Revolving Loans to be [converted] [continued] is $        .

3. The Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4. [If applicable:] The duration of the Interest Period for the Revolving Loans included in the [conversion] [continuation] shall be              months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date); provided, (i) that with respect to any representation or warranty that is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct as of said time, except to the extent the same expressly relate to an earlier date and (ii) that this condition shall not apply to the conversion of an outstanding Eurodollar Loan to a Base Rate Loan; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

KCG AMERICAS LLC

By:
Name:
Title:

EXHIBIT C-1

REVOLVING NOTE

U.S. $	, 20

FOR VALUE RECEIVED, the undersigned, KCG Americas LLC, a Delaware limited liability company (the “Borrower”), hereby severally promises to pay to                      (the “Lender”) or its registered assigns on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of the Administrative Agent in Chicago Illinois (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of                      Dollars ($        ) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of June 5, 2015, among the Borrower, the Guarantors party thereto, the Lenders, and BMO Harris Bank N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

To the extent any provision of this Note is inconsistent with, or conflicts with, any provision of the Credit Agreement, the Credit Agreement shall control.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

KCG AMERICAS LLC

By:
Name:
Title:

EXHIBIT C-2

SWING NOTE

U.S. $	, 20

FOR VALUE RECEIVED, the undersigned, KCG Americas LLC, a Delaware limited liability company (the “Borrower”), hereby severally promises to pay to BMO Harris Bank N.A. (the “Lender”) or its registered assigns on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of                      Dollars ($        ) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Swing Note referred to in the Credit Agreement dated as of June 5, 2015, among the Borrower, the Lenders, and BMO Harris Bank N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

To the extent any provision of this Note is inconsistent with, or conflicts with, any provision of the Credit Agreement, the Credit Agreement shall control.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

KCG AMERICAS LLC

By:
Name:
Title:

EXHIBIT D

KCG AMERICAS LLC

COMPLIANCE CERTIFICATE

To:	BMO Harris Bank N.A., as

Administrative Agent under, and the

Lenders party to, the Credit Agreement

described below

This Compliance Certificate is furnished to the Administrative Agent, and the Lenders pursuant to that certain Credit Agreement dated as of June 5, 2015, among us (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                      of KCG Americas LLC (the “Borrower”);

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby;

5. Schedule I hereto sets forth financial data and computations evidencing the Parent’s and the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement;

6. Schedule II hereto lists exchange traded funds that shall be designated as Approved ETFs or Leverage ETFs, and each such fund satisfies the definition of an Approved ETF or Leverage ETF, as applicable; and

7. Schedule III hereto lists Persons that the Borrower wishes to designate as a Disqualified Assignee, and each such Person is not a commercial bank or any Affiliate thereof.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of              201    .

KCG AMERICAS LLC

By:
Name:
Title:

SCHEDULE I

TO COMPLIANCE CERTIFICATE

KCG AMERICAS LLC

COMPLIANCE CALCULATIONS

FOR CREDIT AGREEMENT

DATED AS OF JUNE 5, 2015

CALCULATIONS AS OF             , 201

A.	Minimum Total Regulatory Capital (Section 8.21(a)
	1.	Total Regulatory Capital	$
	2.	Line A1 shall not be less than		$650,000,000
	3.	The Borrower is in compliance (circle yes or no)		yes/no

B.	Maximum Total Assets to Total Regulatory Capital Ratio (Section 8.21(b))
	1.	Total assets	$
	2.	Allowable Receivables	$
	3.	Cash	$
	4.	Cash Equivalents	$
	5.	Rebate Receivables	$
	6.	Sum of Lines B2, B3, B4 and B5	$
	7.	Securities and options sold, but not yet purchased	$
	8.	Line B1 plus Line B7 minus Line B6	$
	9.	Total Regulatory Capital	$
	10.	Ratio of Line B8 to line B9		to
	11.	Line B10 ratio must not be more than		20.0 to 1.0
	12.	The Borrower is in compliance (circle yes or no)		yes / no

C.	Minimum Excess Net Capital (Section 8.21(c))
	1.	Excess Net Capital	$
	2.	Line C1 shall not be less than		$75,000,000
	3.	The Borrower is in compliance (circle yes or no)		yes/no

D.	Liquidity (Section 8.21(d))
	1.	Unencumbered marketable securities	$
	2.	Unencumbered cash	$
	3.	NSCC Margin Deposits[1]	$
	4.	Sum of Lines D1, D2 and D3	$
	5.	Unsecured Indebtedness	$
	6.	Ratio of Line D4 to line D5		to
	7.	Line D6 ratio must not be less than		1.0 to 1.0
	8.	The Borrower is in compliance (circle yes or no)		yes / no

E.	Minimum Tangible Net Worth (Section 8.21(e))
	1.	Tangible Net Worth of Parent	$
	2.	Line H1 shall not be less than		$900,000,000
	3.	Parent is in compliance (circle yes or no)		yes / no

1	Solely to the extent of the lesser of (x) the amount, if any, by which the Borrowing Base B at such time exceeds the aggregate outstanding amount of Revolving B Loans and (y) the Unused Commitments.

SCHEDULE II

TO COMPLIANCE CERTIFICATE

KCG AMERICAS LLC

APPROVED ETFS / LEVERAGED ETFS

SYMBOL	BLOOMBERG UNIQUE ID	NUMBER OF HOLDINGS	ADV (3M)	DESCRIPTION	APPROVED ETF (YES / NO)	LEVERAGED ETF 2X (YES/NO)	LEVERAGED ETF 3X (YES / NO)

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and

2	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
3	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
4	Select as appropriate.
5	Include bracketed language if there are either multiple Assignors or multiple Assignees.

obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower: KCG Americas LLC

4.	Administrative Agent: BMO Harris Bank N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement dated as of among KCG Americas LLC, the Lenders parties thereto, and BMO Harris Bank N.A., as Administrative Agent

6.	Assigned Interest[s]:

ASSIGNOR[S][6]	ASSIGNEE[S][7]	AGGREGATE AMOUNT OF COMMITMENT/LOANS FOR ALL LENDERS[8]	AMOUNT OF COMMITMENT/LOANS ASSIGNED[8]	PERCENTAGE ASSIGNED OF COMMITMENT/ LOANS[9]
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date: ][10]

6	List each Assignor, as appropriate.
7	List each Assignee, as appropriate.
8	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
9	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
10	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:             , 20     [To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]

By
Name
Title

[NAME OF ASSIGNOR]

By
Name
Title

ASSIGNEE[S][12]

[NAME OF ASSIGNEE]

By
Name
Title

[NAME OF ASSIGNEE]

By
Name
Title

11	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
12	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and]13 Accepted:

BMO HARRIS BANK N.A., as Administrative Agent

By
Name
Title

[Consented to:][14]

[NAME OF RELEVANT PARTY]

By
Name
Title

13	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
14	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

SECTION 1.	REPRESENTATIONS AND WARRANTIES.

Section 1.1. Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

Section 1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.2(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.2(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.5 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

SECTION 2.	PAYMENTS.

From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

SECTION 3.	GENERAL PROVISIONS.

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

EXHIBIT F

KCG AMERICAS LLC

COMMITMENT AMOUNT INCREASE REQUEST

            ,

To:	BMO Harris Bank N.A., as Administrative Agent for the Lenders party to the Credit Agreement dated as of June 5, 2015 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among KCG Americas LLC, the Guarantors party thereto, certain Lenders which are signatories thereto, and BMO Harris Bank N.A., as Administrative Agent.

Ladies and Gentlemen:

The Borrower hereby refers to the Credit Agreement and requests that the Administrative Agent consent to an increase in the aggregate Commitments (the “Commitment Amount Increase”), in accordance with Section 1.1(b) of the Credit Agreement, to be effected by [an increase in the Commitment of [name of existing Lender] [the addition of [name of new Lender] (the “New Lender”) as a Lender under the terms of the Credit Agreement]. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

After giving effect to such Commitment Amount Increase, the Commitment of the [Lender] [New Lender] shall be $        .

[Include paragraphs 1-4 for a New Lender]

1. The New Lender hereby confirms that it has received a copy of the Loan Documents and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans and other extensions of credit thereunder. The New Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Lender further acknowledges and agrees that the Administrative Agent has not made any representations or warranties about the credit worthiness of the Borrower or any other party to the Credit Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Loan Document or the value of any security therefor.

2. Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Administrative Agent, the New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto.

3. The New Lender shall deliver to the Administrative Agent an Administrative Questionnaire.

4. The New Lender has delivered, if appropriate, to the Borrower and the Administrative Agent (or is delivering to the Borrower and the Administrative Agent concurrently herewith) the tax forms referred to in Section 13.1 of the Credit Agreement.

THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

The Commitment Amount Increase shall be effective when the executed consent of the Administrative Agent is received or otherwise in accordance with Section 1.1(b) of the Credit Agreement, but not in any case prior to             ,         . It shall be a condition to the effectiveness of the Commitment Amount Increase that all expenses referred to in Section 1.1(b) of the Credit Agreement shall have been paid.

The Borrower hereby certifies that no Default or Event of Default has occurred and is continuing.

Please indicate the Administrative Agent’s consent to such Commitment Amount Increase by signing the enclosed copy of this letter in the space provided below.

Very truly yours,

KCG AMERICAS LLC

By:
Name:
Title:

[NEW OR EXISTING LENDER INCREASING COMMITMENTS]

By:
Name:
Title:

The undersigned hereby consents on this day of , to the above-requested Commitment Amount Increase.

BMO HARRIS BANK N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT G

CERTIFICATE RE: NSCC MARGIN DEPOSITS

CERTIFICATE RE: ELIGIBLE NSCC MARGIN DEPOSITS

Pursuant to Section 8.5(e) of the Credit Agreement, dated as of June 5, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among KCA Americas LLC (the “Borrower”), the Guarantors from time to time party thereto, the Lenders party thereto, and BMO Harris Bank N.A., as Administrative Agent (the “Administrative Agent”), the undersigned hereby certifies that the Eligible NSCC Margin Deposits in effect for each Business Day in the most recently ended calendar month were as described on the schedule attached hereto.

IN WITNESS WHEREOF, the undersigned has hereunto set my name as of the date set forth below.

Date:             , 201

KCG AMERICAS LLC

By:
Name:
Title:

SCHEDULE

ELIGIBLE NSCC MARGIN DEPOSITS

Date of Business Day	Eligible NSCC Margin Deposits

$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
10th Lowest Eligible NSCC Margin Deposits during the calendar month	$